Exhibit 10.28

RESTRUCTURING SUPPORT AGREEMENT

Reference is made to (i) that certain Credit Agreement, dated as of August 23, 2006, by and among Broadview Networks Holdings, Inc., Broadview Networks, Inc., Broadview Networks of Massachusetts, Inc., Broadview Networks of Virginia, Inc., and Bridgecom International, Inc., as borrowers, the lenders party thereto (collectively, the “Revolving Lenders”), and The CIT Group/Business Credit, Inc., as administrative agent, collateral agent and documentation agent, amended as of July 27, 2007, November 12, 2010, December 8, 2011 and May 31, 2012 (as further amended, supplemented or otherwise modified, together with ancillary documents, the “Revolving Credit Agreement”); and (ii) those certain 11 3/8% Senior Secured Notes due 2012 (the “Notes”), issued pursuant to that certain Indenture, dated as of August 23, 2006, among Broadview Networks Holdings, Inc., as issuer, the guarantors named therein, and The Bank of New York as trustee and collateral agent, supplemented as of September 29, 2006, May 14, 2007 and May 31, 2007 (as further amended, supplemented or otherwise modified, together with ancillary documents, the “Indenture”).

This RESTRUCTURING SUPPORT AGREEMENT is made and entered into as of July 13, 2012 (as amended, supplemented or otherwise modified, this “Support Agreement”) by each of Broadview Networks Holdings, Inc. (“BNHI”) and each of its direct and indirect subsidiaries (collectively, the “Company”), the undersigned holders of preferred and common stock in BNHI (collectively, the “Consenting Equity Holders”) and the holders of the Notes that are from time to time party hereto (collectively, the “Consenting Noteholders” and, together with the Consenting Equity Holders, the “Plan Support Parties”) with respect to a restructuring of the Company’s outstanding obligations under the Revolving Credit Agreement, the Notes and the Indenture (the “Restructuring”) contemplated by the restructuring term sheet attached hereto as Exhibit A (the “Term Sheet”). Each party to this Support Agreement may be referred to as a “Party” and, collectively, as the “Parties.”

Section 1. Restructuring, Term Sheet and Definitive Documentation.

1.1 Support of the Restructuring, Term Sheet and Definitive Documentation.

(a)

Until the Termination Date (as defined below), the Company and the Plan Support Parties, severally and not jointly, agree (i) to support and consummate the Restructuring contemplated by the Term Sheet, including (A) the Company’s granting of a first priority priming lien on its existing and after-acquired assets pursuant to the terms of the DIP Facility (as defined herein), and (B) subject to Section 2.1(r) of this Support Agreement, cooperating in a commercially reasonable manner obtaining requisite regulatory approvals, including the timely provision of necessary information for any required regulatory submissions or other governmental filings, (ii) that the Company shall solicit holders of Notes (each, a “Noteholder” and, collectively, the “Noteholders”) for acceptances of the Restructuring, (iii) that the Company shall solicit holders of BNHI’s Series A, A-1, B, B-1 and C Preferred Stock (the

“Preferred Stock” and, together with all other equity interests in BNHI, the “Equity”) for acceptances of the Restructuring, and (iv) the Company shall consummate the Restructuring either through the Chapter 11 Cases (as defined herein) or out of court in accordance with applicable law.

(b)

Until the Termination Date, the Company, jointly and severally, agrees: (i) to take any and all necessary and appropriate actions in furtherance of the Restructuring contemplated under this Support Agreement and the Term Sheet, (ii) to commence a solicitation for acceptances of a prepackaged chapter 11 plan of reorganization for the Company, which, in the Company’s sole discretion, may be combined with an exchange offer for the Notes (provided that any such exchange offer shall result in 100% of the Notes being exchanged for the consideration described in the Term Sheet), in accordance with the terms of this Support Agreement and the Term Sheet (the “Solicitation”), (iii) if necessary to consummate the Restructuring, to commence reorganization cases (the “Chapter 11 Cases”) by filing voluntary petitions under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), (iv) if the Chapter 11 Cases are filed, to file and seek approval on an interim and final (to the extent applicable) basis of “first day” motions (including, if necessary, a motion seeking approval of a post-petition credit facility (the “DIP Facility”) (the material terms of any such DIP Facility (excluding the identity of the lender(s)) to be in form and substance reasonably satisfactory to the Required Consenting Noteholders (as defined below)) and consensual use of cash pledged as collateral to the Revolving Lenders and the Noteholders and providing adequate protection to the Revolving Lenders and the Noteholders in connection therewith consisting, inter alia of monthly cash interest on the Notes at a rate of 10.5% per annum), each of which shall be in form and substance reasonably acceptable to Fidelity Management & Research Company, BlackRock Financial Management, Inc., MSD Credit Opportunity Master Fund, L.P. and Watershed Asset Management, L.L.C. (each as a holder, fund manager or account manager, as the case may be, collectively, the “Required Consenting Noteholders”), (v) if the Chapter 11 Cases are filed, to file a prepackaged chapter 11 plan of reorganization substantially in the form attached hereto as Exhibit B (the “Plan”), and a related offering memorandum and disclosure statement (the “Disclosure Statement”), the Plan and Disclosure Statement each in form and substance reasonably satisfactory to the Required Consenting Noteholders, with the Bankruptcy Court and seek approval of the Disclosure Statement and confirmation of the Plan, (vi) to take any and all necessary and appropriate actions in furtherance of all of the restructuring transactions contemplated under this Support Agreement, the Plan (if applicable) and the Term Sheet, (vii) pay all reasonable, actual and documented fees and expenses of Dechert LLP and FTI Consulting incurred pursuant to their representation of the Required Consenting Noteholders in connection with the Restructuring, in

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accordance with the terms of the fee arrangements agreed between the Company and such advisors which were incurred prior to the Termination Date, regardless of whether such fees were billed prior to or after the Termination Date; notwithstanding the foregoing, the termination of this Support Agreement shall not affect the Company’s obligations to pay the fees and expenses of Dechert LLP and FTI Consulting in accordance with any applicable order of the Bankruptcy Court, (viii) that any agreement that the Company enters into with any of the Revolving Lenders (including, without limitation, any amendment, modification, supplement or amendment and restatement to the Revolving Credit Agreement, any restructuring support agreement or any settlement agreement) shall be, in form and substance, reasonably satisfactory to the Required Consenting Noteholders, and (ix) that any DIP Facility shall be reasonably satisfactory to the Required Consenting Noteholders and consistent with the terms of this Support Agreement.

(c)	Until the Termination Date, each Consenting Noteholder, severally and not jointly, in its capacity as a holder of Notes, or in any other capacity, hereby agrees to (i) when solicited, and subject to the acknowledgements set forth in Section 7 hereof, exchange all Notes now or hereafter beneficially owned by such Consenting Noteholder or for which such Consenting Noteholder now or hereafter serves as the nominee, investment manager or advisor for beneficial holders, if applicable, and for which such Consenting Noteholder has sole voting power, and concurrently vote all such Notes in favor of the Plan and not change or withdraw (or cause to be changed or withdrawn) such agreement to exchange or such vote (provided, that if any such exchange offer fails to result in the exchange of 100% of the Notes for the consideration set forth in the Term Sheet, then, in its sole discretion, each Consenting Noteholder may withdraw its acceptance of the exchange offer), (ii) if the Chapter 11 Cases are filed, at the sole cost of the Company, use its reasonable efforts to support confirmation of the Plan and approval of the Disclosure Statement, and not object to, or support any other person’s efforts to oppose or object to, confirmation of the Plan, (iii) at the sole cost of the Company, use its reasonable efforts to support (and not object to) the “first day” motions and other motions consistent with this Support Agreement filed by the Company in furtherance of the Restructuring, including one motion to preserve or extend exclusivity, if applicable, (iv) refrain from taking any action that is materially inconsistent with, or that would materially delay or impede approval, confirmation or consummation of the Restructuring, the Plan (if applicable), or that is otherwise inconsistent with the terms of this Support Agreement and the Term Sheet, and (v) not, directly or indirectly, propose, support, solicit, encourage, or participate in the formulation of any restructuring for the Company, including any plan of reorganization or liquidation in the Chapter 11 Cases other than the Restructuring contemplated by this Support Agreement and the Term Sheet.

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(d)	Until the Termination Date, each Consenting Equity Holder, severally and not jointly, in its capacity as a holder of Equity, or in any other capacity, hereby agrees to (i) when solicited, and subject to the acknowledgements set forth in Section 7 hereof, vote all Preferred Stock held by such Consenting Equity Holder in favor of the Plan and not change or withdraw (or cause to be changed or withdrawn) such vote, (ii) if the Chapter 11 Cases are filed, use its reasonable efforts to support confirmation of the Plan and approval of the Disclosure Statement, and not object to, or support any other person’s efforts to oppose or object to, confirmation of the Plan, (iii) use its reasonable efforts to support (and not object to) the “first day” motions and other motions consistent with this Support Agreement filed by the Company in furtherance of the Restructuring, including motions to preserve or extend exclusivity, if applicable, (iv) refrain from taking any action that is inconsistent with, or that would materially delay or impede approval, confirmation or consummation of the Restructuring, the Plan (if applicable), or that is otherwise inconsistent with the terms of this Support Agreement and the Term Sheet, and (v) not, directly or indirectly, propose, support, solicit, encourage, or participate in the formulation of any restructuring for the Company, including any plan of reorganization or liquidation in the Chapter 11 Cases, other than the Restructuring contemplated by this Support Agreement and the Term Sheet.

(e)	Without limiting any other provision hereof, until the Termination Date, the Company, each Consenting Equity Holder, and the Consenting Noteholders hereby agree to negotiate in good faith each of the definitive agreements, documents, motions and other pleadings referenced in, or reasonably necessary or desirable to effectuate the transactions contemplated by, the Term Sheet. Such definitive agreements and documents may include, without limitation, the Plan, the Disclosure Statement, a DIP Facility, if necessary, an exit revolving credit agreement, a new indenture, an intercreditor agreement, guaranties, collateral agreements, shareholders agreement and all motions, including but not limited to the “first-days,” the Plan and the Disclosure Statement motions, all of which shall be in form and substance reasonably satisfactory to the Required Consenting Noteholders and shall be consistent in all respects with and incorporate, as applicable, the terms of the Term Sheet (collectively, the “Definitive Documentation”). The Company or the Required Consenting Noteholders, as applicable, agrees to timely deliver drafts of all such Definitive Documentation such that the other Parties shall, where exigencies permit, have sufficient time to review and provide comments on the same.

(f)	Each of the Parties agrees, severally and not jointly, that, unless this Support Agreement is terminated in accordance with the terms hereof, and except with respect to the exercise of its rights hereunder, it will not take any action that would interfere with, delay, or postpone the effectuation of the Restructuring contemplated by this Support Agreement and the Term Sheet and, if necessary, confirmation and consummation of the Plan and implementation of the restructuring transactions contemplated thereunder.

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Section 2. Termination Events.

2.1 Noteholder Termination Events.

The occurrence of any of the following shall be a “Noteholder Termination Event”:

(a)	11:59 p.m. (EST) on July 16, 2012, unless the Solicitation has commenced;

(b)	11:59 p.m. (EST) on the date that is thirty-five (35) days from the date that Solicitation commences, unless either the Restructuring has been consummated, or the Chapter 11 Cases have commenced in the Bankruptcy Court;

(c)	if the Chapter 11 Cases are filed, three Business Days after the date of the commencement of the Chapter 11 Cases (the “Petition Date”), unless the Bankruptcy Court enters an interim order in form and substance reasonably satisfactory to the Company, the Revolving Lenders and the Required Consenting Noteholders, authorizing the Company to enter into the DIP Facility and use cash collateral, granting adequate protection to the Revolving Lenders and the Noteholders (which shall include the reimbursement of all reasonable, actual and documented fees and expenses of Dechert LLP and FTI Consulting and adequate protection to the Noteholders consisting, inter alia, of monthly cash interest on the Notes at a rate of 10.5% per annum), and scheduling a final hearing with respect to such matters;

(d)	if the Chapter 11 Cases are filed, forty calendar days after the Petition Date, unless the Bankruptcy Court enters a final order, in form and substance reasonably satisfactory to the Company and the Required Consenting Noteholders, authorizing the Company to enter into the DIP Facility, use cash collateral, and granting adequate protection to the Revolving Lenders and the Noteholders (which shall include the reimbursement of all reasonable, actual and documented fees and expenses of Dechert LLP and FTI Consulting and adequate protection to the Noteholders consisting, inter alia, of monthly cash interest on the Notes at a rate of 10.5% per annum);

(e)	if the Chapter 11 Cases are filed, five calendar days after the Petition Date, unless the Company has filed the Plan and the Disclosure Statement with the Bankruptcy Court;

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(f)	if the Chapter 11 Cases are filed, sixty-five calendar days after the Petition Date, unless the Bankruptcy Court has entered an order approving the Plan and Disclosure Statement (the “Confirmation Order”);

(g)	if the Chapter 11 Cases are filed, thirty calendar days after the date upon which the Confirmation Order is entered, unless the Company has substantially consummated the Plan pursuant to its terms prior thereto (the “Effective Date Deadline”), provided, however, that the Effective Date Deadline shall be automatically extended by an additional sixty calendar days if the Company has not yet obtained the requisite clearances or approvals under any applicable laws or regulations for the consummation of the Plan, and the requests for such clearances or approvals are still pending;

(h)	any court of competent jurisdiction or other competent governmental or regulatory authority issues a final, non-appealable order making illegal or otherwise preventing or prohibiting the consummation of the transactions contemplated in the Term Sheet or any of the Definitive Documentation in a way that cannot be reasonably remedied by the Company subject to the reasonable satisfaction of the Required Consenting Noteholders;

(i)	the occurrence of any material breach of this Support Agreement, the Indenture, the Revolving Credit Agreement, the Notes and any and all documents relating thereto by the Company (to the extent not otherwise cured or waived in accordance with the terms hereof);

(j)	if the Chapter 11 Cases are filed, any of the Chapter 11 Cases shall be dismissed or converted to a chapter 7 case, or a chapter 11 trustee with plenary powers, or an examiner with enlarged powers relating to the operation of the businesses of the Company (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed in any of the Chapter 11 Cases or the Company shall file a motion or other request for such relief;

(k)	the Company takes any action that is materially inconsistent with the Company’s obligations pursuant to Section 1.1 hereof or materially adverse to the Consenting Noteholders, including, but not limited to, withdrawing the Plan (if applicable), publicly announcing its intention not to support the Plan or filing any plan of reorganization and/or disclosure statement that is not consistent with the Term Sheet;

(l)

a filing by the Company of any motion, application or adversary proceeding challenging the validity, enforceability, perfection or priority of or seeking avoidance of the liens securing the obligations referred to in the Indenture or the documents related thereto (collectively, the “Secured Obligations”) or, other than as contemplated by the Restructuring, any other cause of action against and/or seeking to restrict the rights of the

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Noteholders with respect to the Secured Obligations, or the prepetition liens securing such Secured Obligations (or if the Company supports any such motion, application or adversary proceeding commenced by any third party or consents to the standing of any such third party);

(m)	if the Chapter 11 Cases are filed, the amendment or modification of the Plan, the Disclosure Statement or any documents related to the Plan, notices, exhibits or appendices, without the reasonable consent of the Required Consenting Noteholders, which amendment or modification is (i) materially inconsistent with this Support Agreement, (ii) inconsistent with the Term Sheet, or (iii) materially adverse to the Consenting Noteholders;

(n)	if the Chapter 11 Cases are filed, the occurrence of either (i) an acceleration of the obligations or termination of commitments under the DIP Facility, (ii) the termination or revocation of any interim or final debtor-in-possession financing and/or cash collateral order entered in the Chapter 11 Cases, or (iii) a modification or amendment of any interim or final debtor-in-possession financing and/or cash collateral order entered in the Chapter 11 Cases that is not reasonably satisfactory to the Required Consenting Noteholders;

(o)	the board of directors of BNHI (the “Board of Directors”) terminates this Support Agreement pursuant to Section 3 hereof (a “Board Termination”);

(p)	the failure by the Company to have substantially consummated the Restructuring pursuant to the terms of this Support Agreement and the Term Sheet prior to December 31, 2012; provided, however, that such date shall be automatically extended by an additional sixty calendar days if the Company has not yet obtained the requisite clearances or approvals under any applicable laws or regulations for the consummation of the Plan, and the requests for such clearances or approvals are still pending;

(q)	the Company does not: (i) enter into a restructuring support agreement or similar agreement, or a maturity extension with respect to the Revolving Credit Agreement, with the Revolving Lenders by August 1, 2012; or (ii) satisfy the obligations owing under the Revolving Credit Agreement in full and, in connection therewith, receive a pay-off letter in form and substance reasonably satisfactory to the Required Consenting Noteholders by August 1, 2012; and

(r)

if the transactions contemplated by the Restructuring: (i) result in regulatory requirements or filings (disclosure or otherwise), other than (x) initial Federal Communications Commission or state public utility commission filings that contain information of a type set forth on Schedule A, (y) a statement filed in compliance with Rule 2019 of the Federal Rule of Bankruptcy Procedure, or (z) a routine tax filing; or

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(ii) cause other legal requirements, restrictions or obligations (other than that expressly undertaken by the execution of this Support Agreement) with respect to a Consenting Noteholder that are not acceptable or otherwise not satisfactory to such Consenting Noteholder, in its sole and absolute discretion; provided that such Consenting Noteholder and the other Parties have used commercially reasonable efforts to avoid or modify any such applicable requirements, filings, restrictions, obligations by proposing to the Parties modified series, classes or terms of the securities the Consenting Noteholder is to be offered in connection with the Restructuring prior to asserting a Noteholder Termination Event under this Section 2.1; provided, further that the undertaking in this Section 2.1(r) to use commercially reasonable efforts shall not be construed as an obligation to disclose financial or other information other than that which is expressly agreed to in this Section 2.1(r).

2.2	Equity Holder Termination Events.

The occurrence of any of the following shall be an “Equity Holder Termination Event”:

(a)	if the Chapter 11 Cases are filed, any of the Chapter 11 Cases shall be dismissed or converted to a chapter 7 case, or a chapter 11 trustee with plenary powers, or an examiner with enlarged powers relating to the operation of the businesses of the Company (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed in any of the Chapter 11 Cases or the Company shall file a motion or other request for such relief;

(b)	the Company takes any action that is materially inconsistent with the Company’s obligations pursuant to Section 1.1 hereof and materially adverse to the Consenting Equity Holders, including, but not limited to, modifying this Support Agreement in a manner materially adverse to the Consenting Equity Holders, withdrawing the Plan (if applicable), publicly announcing its intention not to support the Plan or filing any plan of reorganization and/or disclosure statement that is not consistent with the Term Sheet;

(c)	if the Chapter 11 Cases are filed, the amendment or modification of the Plan, the Disclosure Statement or any documents related to the Plan, notices, exhibits or appendices, which amendment or modification is materially (i) inconsistent with this Support Agreement and the Term Sheet, and (ii) adverse to the Consenting Equity Holders;

(d)	any court of competent jurisdiction or other competent governmental or regulatory authority issues a final, non-appealable order making illegal or otherwise preventing or prohibiting the consummation of the Restructuring contemplated in the Term Sheet or any of the Definitive Documentation in a way that cannot be reasonably remedied by the Company subject to the reasonable satisfaction of the Required Consenting Noteholders; or

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(e)	the failure by the Company to have substantially consummated the Restructuring pursuant to the terms of this Support Agreement and the Term Sheet prior to December 31, 2012; provided, however, that such date shall be automatically extended by an additional sixty calendar days if the Company has not yet obtained the requisite clearances or approvals under any applicable laws or regulations for the consummation of the Plan, and the requests for such clearances or approvals are still pending.

2.3	Company Termination Events.

The occurrence of any of the following shall be a “Company Termination Event” and together with any Equity Holder Termination Event and any Noteholder Termination Event, a “Termination Event”:

(a)	any Board Termination;

(b)	the Consenting Noteholders at any time hold less than 66% of the principal amount of the Notes;

(c)	one or more Consenting Noteholders materially breaches its obligations under this Support Agreement, such that the non-breaching Consenting Noteholders at any time hold less than 66% of the principal amount of the Notes;

(d)	any court of competent jurisdiction or other competent governmental or regulatory authority issues a final, non-appealable order making illegal or otherwise preventing or prohibiting the consummation of the Restructuring contemplated in the Term Sheet or any of the Definitive Documentation in a way that cannot be reasonably remedied by the Company subject to the reasonable satisfaction of the Required Consenting Noteholders;

(e)	August 15, 2012, unless the Company has received acceptances by holders representing at least 66 2/3% of the principal amount of the Notes pursuant to the Solicitation; or

(f)	the failure by the Company to have substantially consummated the Restructuring pursuant to the terms of this Support Agreement and the Term Sheet prior to December 31, 2012; provided, however, that such date shall be automatically extended by an additional sixty calendar days if the Company has not yet obtained the requisite clearances or approvals under any applicable laws or regulations for the consummation of the Plan, and the requests for such clearances or approvals are still pending.

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2.4	Consensual Termination.

In addition to the Termination Events set forth in Section 2 hereof, this Support Agreement shall terminate effective upon a written agreement of the Company and the Required Consenting Noteholders to terminate this Support Agreement.

2.5	Termination Event Procedures.

(a)	Company Termination Event Procedures. Upon the occurrence of any Company Termination Event, the termination of this Support Agreement shall be effective upon delivery of written notice to counsel to the Required Consenting Noteholders by the Company (the date of the effectiveness of such termination, the “Company Termination Date”).

(b)	Noteholder Termination Event Procedures. Upon the occurrence of (i) a Noteholder Termination Event under subsections 2.1 (h), (j), (l), (n) or (o) of this Support Agreement, this Support Agreement shall terminate automatically without further action, (ii) the Company withdrawing the Plan (if applicable), publicly announcing its intention not to support the Plan or filing any plan of reorganization and/or disclosure statement that is materially inconsistent with the Term Sheet, this Support Agreement shall terminate automatically without further action, and (iii) a Noteholder Termination Event under subsections 2.1 (a), (b), (c), (d), (e), (f), (g), (i), (k), (m), (p), (q) or (r) of this Support Agreement, this Support Agreement shall terminate three (3) Business Days after counsel to the Required Consenting Noteholders shall have given written notice to the Company of the intent to terminate this Support Agreement and the breach or other matter giving rise to the right to so terminate this Support Agreement shall not have been cured during the three (3) Business Day period after receipt of such notice (the date of termination under clause (i), (ii) or (iii) hereof, the “Noteholder Termination Date”). The automatic stay arising pursuant to section 362 of the Bankruptcy Code shall be deemed waived or modified for purposes of providing notice hereunder. Except as otherwise provided herein, upon termination of this Support Agreement, the Consenting Noteholders shall be released from their respective commitments, undertakings and agreements under or related to this Support Agreement and shall have the rights and remedies that they would have had and shall be entitled to take all actions that they would have been entitled to take had they not entered into this Support Agreement. Without limiting the foregoing, in the event of a termination of this Support Agreement for any reason, each Consenting Noteholder shall have the right to withdraw any vote in support of the Plan and revoke any acceptance of an offer to exchange its Notes in its sole and absolute discretion and the Company agrees that it shall not oppose such withdrawal or revocation.

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(c)	Equity Holder Termination Event Procedures. Upon the occurrence of an Equity Holder Termination Event under (i) subsections 2.2 (a), or (d) of this Support Agreement, this Support Agreement shall terminate automatically without further action, (ii) subsections 2.2 (b), (c) or (e) of this Support Agreement, this Support Agreement shall terminate, as to the Consenting Equity Holders only, five Business Days after counsel to the Consenting Equity Holders shall have given written notice to the Company of the intent to terminate this Support Agreement as to the Consenting Equity Holders and the breach or other matter giving rise to the right to so terminate this Support Agreement shall not have been cured during the five Business Day period after receipt of such notice (the date of termination under clause (i) hereof, together with the Company Terminate Date and the Noteholder Termination Date, the “Termination Date”). The automatic stay arising pursuant to section 362 of the Bankruptcy Code shall be deemed waived or modified for purposes of providing notice hereunder.

2.6	Limitation on Termination.

Except with respect to a Board Termination, no occurrence shall constitute a Termination Event if such occurrence is the result of the action or omission of the Party seeking to terminate this Support Agreement.

Section 3. The Company’s Fiduciary Obligations.

Notwithstanding anything to the contrary herein, (a) nothing herein requires the Company or the Board of Directors to breach any fiduciary obligations it has under applicable law; and (b) to the extent that such fiduciary obligations require the Company or the Board of Directors to terminate its obligations under this Support Agreement and the Term Sheet, it may do so without incurring any liability to any Plan Support Party under this Support Agreement or the Term Sheet. In the event that the Company or the Board of Directors determines that its fiduciary duties require it to terminate this Support Agreement, the Company shall provide five (5) Business Days written notice to counsel to the Required Consenting Noteholders.

Section 4. Condition Precedent to Support Agreement.

The obligations of the Parties and the effectiveness hereof are subject to the execution and delivery of signature pages for this Support Agreement by each of the Company, Consenting Equity Holders holding no less that 66% of the aggregate shares of Preferred Stock, and Consenting Noteholders holding no less than 66% of the principal amount of the Notes (the date upon which such condition is satisfied, the “Effective Date”).

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Section 5. Representations, Warranties and Covenants.

5.1	Power and Authority.

Each Plan Support Party, severally and not jointly, represents, warrants and covenants to the Company, and the Company, jointly and severally, represents, warrants and covenants to each Plan Support Party, that, as of the date of this Support Agreement, (i) such Party has and shall maintain all requisite corporate, partnership, or limited liability company power and authority to enter into this Support Agreement and to carry out the transactions contemplated by, and perform its respective obligations under this Support Agreement and (ii) the execution and delivery of this Support Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

5.2	Enforceability.

Each Plan Support Party, severally and not jointly, represents, warrants and covenants to the Company, and the Company, jointly and severally, represents, warrants and covenants to each Plan Support Party, that this Support Agreement is the legally valid and binding obligation of it, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability or ruling of the Bankruptcy Court.

5.3	Governmental Consents.

Each Plan Support Party, severally and not jointly, represents, warrants and covenants to the Company, and the Company, jointly and severally, represents, warrants and covenants to each Plan Support Party that, as of the date of this Support Agreement, the execution, delivery, and performance by it of this Support Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with, or by, any Federal, state, or other governmental authority or regulatory body, except (i) any of the foregoing as may be necessary and/or required for disclosure by the Securities and Exchange Commission and applicable state securities or “blue sky” laws, (ii) any of the foregoing as may be necessary and/or required in connection with the Chapter 11 Cases, including the approval of the Disclosure Statement and confirmation of the Plan, (iii) filings of amended certificates of incorporation or articles of formation or other organizational documents with applicable state authorities, and other registrations, filings, consents, approvals, notices, or other actions that are reasonably necessary to maintain permits, licenses, qualifications, and governmental approvals to carry on the business of the Company, (iv) any of the foregoing as may be necessary and/or required pursuant to the rules, regulations and governing statutes for the Federal Communications Commission and any applicable state public utility commissions or similar federal, state, local or foreign regulatory entities, and (v) any other registrations, filings, consents, approvals, notices, or other actions, the failure of which to make, obtain or take, as applicable, would not be reasonably likely, individually or in the aggregate, to materially delay or materially impair the ability of any Party hereto to consummate the transactions contemplated hereby.

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5.4	Ownership.

(a)	Each Consenting Noteholder, severally and not jointly, represents, warrants and covenants to the Company that, without limiting the ability to sell, transfer or assign the Notes, subject to Section 8 below, (i) such Party is the legal owner of the Notes in the principal amounts indicated on such Consenting Noteholder’s signature page hereto, and has and shall maintain the power and authority to bind the legal and beneficial owner(s) of such Notes to the terms of this Support Agreement, (ii) such Consenting Noteholder (a) has and shall maintain full power and authority to vote on and consent to or (b) has received direction from the party having full power and authority to vote on and consent to such matters concerning its pro rata share of the Notes and to exchange, assign and transfer such Notes, and (iii) other than pursuant to this Support Agreement, such Notes are and shall continue to be free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, or encumbrances of any kind, that would materially and adversely affect in any way such Consenting Noteholder’s performance of its obligations contained in this Support Agreement.

(b)	Each Consenting Equity Holder, severally and not jointly, represents, warrants and covenants to the Company that (i) such Party is the legal owner of the Equity in the amount indicated on such Consenting Equity Holder’s signature page hereto, and has and shall maintain the power and authority to bind the legal and beneficial owner(s) of such Equity to the terms of this Support Agreement, (ii) such Consenting Equity Holder (a) has and shall maintain full power and authority to vote on and consent to or (b) has received direction from the party having full power and authority to vote on and consent to such matters concerning its Equity, and (iii) other than pursuant to this Support Agreement and the terms of Third Amended and Restated Shareholders’ Agreement, dated May 31, 2007, as amended, modified or supplemented from time to time, such Equity is and shall continue to be free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, or encumbrances of any kind, that would adversely affect in any way such Consenting Equity Holder’s performance of its obligations contained in this Support Agreement.

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5.5	Other Support Agreements.

Until the Termination Date, the Company shall not enter into any other restructuring support agreement related to a partial or total restructuring of the Company’s obligations unless such support agreement is not inconsistent with the Term Sheet.

Section 6. Remedies.

It is understood and agreed by each of the Parties that any breach of this Support Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the Parties agree that, in addition to any other remedies, each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief for any such breach. The Company and the Plan Support Parties agree that for so long as the Company and the Plan Support Parties have not taken any action to prejudice the enforceability of this Support Agreement (including without limitation, alleging in any pleading that this Support Agreement is unenforceable), and have taken such actions as are reasonably required or desirable for the enforcement hereof, then the Company and the Plan Support Parties shall have no liability for damages hereunder in the event a court determines that this Support Agreement is not enforceable.

Section 7. Acknowledgement.

This Support Agreement and the Term Sheet and transactions contemplated herein and therein are the product of negotiations among the Parties, together with their respective representatives. Notwithstanding anything herein to the contrary, this Support Agreement is not, and shall not be deemed to be, a solicitation of votes for the acceptance of the Plan or any plan of reorganization for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Notwithstanding anything herein to the contrary, the Company will not solicit acceptances of the Plan from any Plan Support Party until such Plan Support Party has been provided with a Disclosure Statement which complies with applicable nonbankruptcy law pursuant to the Solicitation.

Section 8. Miscellaneous Terms.

8.1	Assignment; Transfer Restrictions.

(a)	Each Plan Support Party hereby agrees, severally and not jointly, for so long as this Support Agreement shall remain in effect, not to sell, assign, transfer, hypothecate or otherwise dispose of any Equity or Notes unless, as a condition precedent to any such transaction, the transferee thereof executes and delivers a Joinder (as defined in Section 8.1(c) hereof) to the Company at least two (2) Business Days prior to the relevant transfer. Thereafter, such transferee shall be deemed to be a Consenting Noteholder or Consenting Equity Holder, as applicable, for purposes of this Support Agreement.

(b)	Any sale, assignment, transfer, hypothecation or other disposition of any Note or share of Equity that either (i) does not comply with the procedures set forth in subsection 8.1(a) hereof; or (ii) acts to delay or otherwise materially effects the regulatory approvals required for the consummation of the Restructuring, shall be deemed void ab initio.

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(c)	Any person that receives or acquires Notes or Equity pursuant to a sale, assignment, transfer, hypothecation or other disposition of such Notes or Equity by a Plan Support Party hereby agrees to be bound by all of the terms of this Support Agreement (as the same may be hereafter amended, restated or otherwise modified from time to time) (a “Joining Party”) by executing and delivering a joinder in the form of Exhibit C hereto (the “Joinder”). The Joining Party shall thereafter be deemed to be a “Consenting Noteholder” or “Consenting Equity Holder,” as applicable, and a Party for all purposes under this Support Agreement.

(d)	With respect to the Notes or Equity held by any Joining Party upon consummation of the sale, assignment, transfer, hypothecation or other disposition of such Notes or Equity, the Joining Party hereby makes the representations and warranties of the Consenting Noteholders or Consenting Equity Holders, as applicable, set forth in Section 5 of this Support Agreement to the Company.

(e)	This Support Agreement shall in no way be construed to preclude any Plan Support Party from acquiring additional Notes, Equity, or any other claim against or interest in the Company; provided that any such Notes, Equity or claim against or interest in the Company, shall automatically be deemed to be subject to the terms of this Support Agreement.

8.2	No Third Party Beneficiaries.

Unless expressly stated herein, this Support Agreement shall be solely for the benefit of the Company and each Plan Support Party. No other person or entity shall be a third party beneficiary.

8.3	Entire Agreement.

This Support Agreement, including exhibits and annexes hereto, constitutes the entire agreement of the Parties with respect to the subject matter of this Support Agreement, and supersedes all other prior negotiations, agreements, and understandings, whether written or oral, among the Parties with respect to the subject matter of this Support Agreement; provided, however, that any confidentiality agreement executed by any Party shall survive this Support Agreement and shall continue in full force and effect, subject to the terms thereof, irrespective of the terms hereof.

8.4	Reporting Obligations.

The Company shall provide to the counsel and financial advisors to the Required Consenting Noteholders the information and reports that are required pursuant to the DIP Facility to be provided to the lenders thereunder. Such information and reports shall be deemed to be “Advisors’ Eyes Only” and shall only be disseminated to counsel or financial advisors to the Required Consenting Noteholders, unless the Company otherwise consents.

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8.5	Counterparts.

This Support Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed signature page of this Support Agreement by email or facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

8.6	Settlement Discussions.

This Support Agreement and the Term Sheet are part of a proposed settlement of disputes among the Parties hereto. Nothing herein shall be deemed to be an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Support Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Support Agreement or in connection with the confirmation of the Plan.

8.7	Reservation of Rights.

(a)	Except as expressly provided in this Support Agreement or in any applicable confidentiality agreement, nothing herein is intended to, does or shall be deemed in any manner to limit (i) the ability of a Consenting Noteholder to consult with other Consenting Noteholders or the Company, (ii) the rights of a Plan Support Party to be heard as a party in interest in the Chapter 11 Cases, or (iii) the rights of a Consenting Noteholder to defend against any objection to, or estimation of, any of its Notes, or any other claims it may hold against the Company, in each case so long as such consultation, appearance or defense is consistent with the Plan Support Party’s obligations under this Support Agreement.

(b)	If the transactions contemplated by this Support Agreement and in the Term Sheet are not consummated as provided herein, if a Termination Date occurs, or if this Support Agreement, or a Party’s obligations under this Support Agreement, is otherwise terminated for any reason, each Party fully reserves any and all of its respective rights, remedies and interests (if any) under the Indenture, the Notes, the Company’s organizational documents, applicable law and in equity.

(c)	For the purposes of this Support Agreement, “Consenting Noteholders” shall not include: (i) a holder of Notes that is a signatory hereto in its capacity as, or to the extent of its holdings as, a fiduciary or in a similar capacity, a broker or a dealer of (A) the Notes, or (B) any other interest in, claim against or other security in the Company; or (ii) any subsidiary or affiliate of a Consenting Noteholder (A) over which the Consenting Noteholder does not have corporate authority or control or (B) whose credit decisions, including credit decisions to be bound by agreements such as this Support Agreement, under the internal policies or rules of such subsidiary or holder, are not subject to control by such Consenting Noteholder.

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8.8	Governing Law; Waiver of Jury Trial.

(a)	The Parties waive all rights to trial by jury in any jurisdiction in any action, suit, or proceeding brought to resolve any dispute between the Parties arising out of this Support Agreement, whether sounding in contract, tort or otherwise.

(b)	This Support Agreement shall be governed by and construed in accordance with the laws of the State of New York and, in the event the Chapter 11 Cases are filed, the Bankruptcy Code, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Support Agreement, each Party hereby irrevocably and unconditionally agrees for itself that, subject to Section 8.8(c) hereof, any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Support Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in any state or federal court of competent jurisdiction in New York County, State of New York, and by execution and delivery of this Support Agreement, each of the Parties hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceedings.

(c)	Notwithstanding the foregoing, if the Chapter 11 Cases are commenced, nothing in subsections 8.8(a) or (b) hereof shall limit the authority of the Bankruptcy Court to hear any matter related to or arising out of this Support Agreement.

8.9	Successors.

This Support Agreement is intended to bind the Parties and inure to the benefit of the Plan Support Parties and the Company and each of their respective successors, assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section 8.9 shall be deemed to permit any transfer, tender, vote or consent, of any claims other than in accordance with the terms of this Support Agreement.

8.10	Nature of Obligations.

Notwithstanding anything to the contrary herein, any obligations of the Plan Support Parties contained herein are several in nature and not joint obligations.

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8.11	Acknowledgment of Counsel.

Each of the Parties acknowledges that it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with this Support Agreement and the transactions contemplated by this Support Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Support Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. The provisions of this Support Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto. No Party shall have any term or provision construed against such Party solely by reason of such Party having drafted the same.

8.12	Amendments, Modifications, Waivers.

(a)	This Support Agreement (including, without limitation, the Term Sheet) may only be modified, amended or supplemented, and any of the terms thereof may only be waived, by an agreement in writing signed by each of the Company and the Required Consenting Noteholders; provided that if the modification, amendment, supplement or waiver at issue adversely impacts the treatment or rights of any Consenting Noteholder differently than other Consenting Noteholders, the agreement in writing of such Consenting Noteholder whose treatment or rights are adversely impacted in a different manner than other Consenting Noteholders shall also be required for such modification, amendment, supplement, or waiver to be effective. Notwithstanding the foregoing, if this Support Agreement is modified in a manner materially adverse to the Consenting Equity Holders, any Consenting Equity Holder may terminate this Support Agreement as to itself only, pursuant to Section 2.2(c) hereof.

(b)	Notwithstanding Section 8.11(a) hereof, any of the dates set forth in Section 2.1 hereof may be extended by an agreement in writing by each of the Company and the Required Consenting Noteholders, which writing may be in the form of an e-mail by respective counsel to the Company and the Required Consenting Noteholders, representing that each of the Company and Required Consenting Noteholders, as applicable, agree to such extension.

8.13	Severability of Provisions.

If any provision of this Support Agreement for any reason is held to be invalid, illegal or unenforceable in any respect, that provision shall not affect the validity, legality or enforceability of any other provision of this Support Agreement.

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8.14	Notices.

All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when: (a) delivered personally or by overnight courier to the applicable addresses set forth below; or (b) sent by facsimile transmission or email to the parties listed below with a confirmatory copy delivered by overnight courier.

If to the Company, to:

Broadview Networks Holdings, Inc.

800 Westchester Avenue

Rye Brook, New York 10573

Attention: Charles C. Hunter, Esq.

with a copy to (for informational purposes only):

Willkie Farr & Gallagher LLP
787 Seventh Avenue New York, New York 10019
Attention:	Rachel C. Strickland, Esq.
Jennifer J. Hardy, Esq.
Telecopy:	(212) 728-8111
E-mail:	rstrickland@willkie.com
jhardy2@willkie.com

If to any Consenting Noteholder, to the email address set forth on its signature page, with a copy to (for informational purposes only):

Dechert LLP 1095 Avenue of the Americas New York, New York 10036
Attention:	Michael J. Sage, Esq.
Michael H.M. Brown, Esq.
Telecopy:	(212) 698-3599
E-mail:	michael.sage@dechert.com
michael.brown@dechert.com

If to any Consenting Equity Holder to the address set forth on its signature page.

8.15	Disclosure of Consenting Noteholder Information

Unless required by applicable law or regulation, the Company shall not disclose the amount of Notes held by any Consenting Noteholder without the prior written consent of such Consenting Noteholder; and if such announcement or disclosure is so required by law or regulation, the Company shall afford each of the Consenting Noteholders a reasonable opportunity to (i) seek a protective order or other appropriate remedy or (ii) review and comment upon any such announcement or disclosure prior to the Company making such announcement or disclosure. The foregoing shall not prohibit the Company from disclosing the aggregate claims of all Consenting Noteholders as a group.

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IN WITNESS WHEREOF, the parties hereto have caused this Support Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

BROADVIEW NETWORKS HOLDINGS, INC., on behalf of itself and its subsidiaries

By:	/s/ Michael K. Robinson
Name:	Michael K. Robinson
Title:	President and Chief Executive Officer

SIGNATURE PAGE FOR RESTRUCTURING SUPPORT AGREEMENT

[Plan Support Party Signature Pages Redacted]

SIGNATURE PAGE FOR RESTRUCTURING SUPPORT AGREEMENT

SCHEDULE A

1.	The name, address, citizenship and principal business of any person or entity that directly or indirectly owns at least ten percent of the equity of the applicant, and the percentage of equity owned by any such person or entity.

2.	For any entity which will own ten percent or more of the carrier applicant, information regarding whether a foreign entity owns ten percent or more of such entity.

EXHIBIT A

TERM SHEET

EXHIBIT B

PLAN

EXHIBIT C

JOINDER

This Joinder to the Restructuring Support Agreement, dated as of July 13, 2012 by and among each of Broadview Networks Holdings, Inc. and each of its direct and indirect subsidiaries (collectively, the “Company”), the Consenting Equity Holders and the Consenting Noteholders signatory thereto (as amended, supplemented or otherwise modified, the “Support Agreement), is executed and delivered by [            ] (the “Joining Party”) as of                  , 2012. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Support Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Support Agreement, attached to this Joinder as Annex I (as the same may be hereafter amended, restated or otherwise modified from time to time). The Joining Party shall hereafter be deemed to be a “Consenting Noteholder” or a “Consenting Equity Holder,” as applicable, and a Party for all purposes under the Support Agreement.

2. Representations and Warranties. With respect to the aggregate principal amount of Notes and/or Equity held by the Joining Party upon consummation of the sale, assignment, transfer, hypothecation or other disposition of such Notes or Equity, listed on the signature page hereto, the Joining Party hereby makes the representations and warranties of the Consenting Noteholders or Consenting Equity Holders, as applicable, to the Company set forth in Section 5 of the Support Agreement.

3. Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

* * * * *

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

Name of Institution:

By:

Name:

Title:

Telephone:

Facsimile:

E-mail:

Aggregate Principal Amount of Notes Held

$

Aggregate Amount of Equity Held

Class A Preferred

Class A-1 Preferred

Class B Preferred

Class B-1 Preferred

Class A Common

Class B Common

[SIGNATURE PAGE TO JOINDER]

ANNEX I

[Restructuring Support Agreement]

Exhibit A

SUMMARY TERM SHEET FOR

PROPOSED RESTRUCTURING OF

BROADVIEW NETWORKS HOLDINGS, INC.

This term sheet (this “Term Sheet”) sets forth a brief summary of the principal terms of a proposed restructuring (the “Restructuring”) of the 11 3/8 % Senior Secured Notes due 2012 of Broadview Network Holdings, Inc., a Delaware Corporation (the “Issuer”), issued pursuant to that certain Indenture dated August 23, 2006 (as supplemented, the “Existing Indenture”), among the Issuer, the Guarantors named therein and The Bank of New York, as Trustee and Collateral Agent.

PARTIES

Issuer (or “BNHI”):	Broadview Networks Holdings, Inc.

Guarantors:	Substantially the same guarantors as under the Existing Indenture, other than immaterial or previously dissolved entities.

Collateral Agent:	The Bank of New York

Holders:	The legal or beneficial holders of, or fund manager or account manager with respect to, the $300,000,000 senior secured notes (collectively, the “Existing Senior Notes”) issued pursuant to the Existing Indenture.

Required Consenting Noteholders:

Fidelity Management & Research Company

BlackRock Financial Management, Inc.

MSD Credit Opportunity Master Fund, L.P.

Watershed Asset Management, L.L.C.

Each as either a holder of the Existing Senior Notes or a fund manager or account manager with respect thereto.

Existing Senior Notes:	Principal Amount Outstanding: $300,000,000 Accrued Interest Outstanding: $17,062,500 Interest Rate: 11 3/8% Maturity Date: September 1, 2012

Existing Preferred Interests:	Shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock of BNHI, issued and outstanding immediately prior to the Effective Date.

TREATMENT OF SENIOR NOTE CLAIMS IN RESTRUCTURING

On the effective date of the Restructuring (the “Effective Date”), the Existing Senior Notes shall be effectively converted, in the appropriate manner pursuant to applicable law, and in exchange therefore the Holders shall receive their pro rata share of the consideration set forth below.

New Senior Secured Notes:

Issuer: BNHI

Guarantors: Except as otherwise agreed, all direct and indirect subsidiaries of BNHI

Principal Amount: $150,000,000 senior secured notes (the “New Senior Secured Notes”)

Interest Rate: 10.5%

Default Interest Rate: 2% in excess of the Interest Rate on any defaulted amount

Maturity Date: 5 years from issue date

Optional Redemption: The Issuer may, at its option, redeem all or any portion of the New Senior Secured Notes at the redemption prices set forth below, plus accrued and unpaid interest to the redemption date:

Within six months of issue date                         100%

Six months to 18 months following issue date 105%

18 months to 30 months following issue date 104%

30 months to 42 months following issue date 103%

42 months to 54 months following issue date 102%

54 months to 60 months following issue date 100%

Collateral: Not less than what is currently provided with respect to the Existing Notes.

Covenants: Substantially similar to those in the Existing Indenture, subject to the changes detailed below.

Reporting Obligations: Obligations to file financial reports with the Securities and Exchange Commission that are substantially similar to those under the Existing Indenture.

New Common Stock:

Of the new common stock issued by the restructured Issuer (the “New Common Stock”), 97.5% of the initial New Common Stock as of the Effective Date, subject to subsequent dilution by exercise of the Equity Holder Warrants (as defined below) and any equity issued under a management incentive plan (the “MIP”).

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With respect to the resolution of shareholder and regulatory issues relating to Holders with nominal amounts of Existing Senior Notes, including any payments proposed to be made in connection therewith, the Company and the Required Consenting Noteholders shall resolve such issues on terms satisfactory to the Required Consenting Noteholders.

EXISTING INDENTURE AMENDMENTS

The provisions of the Existing Indenture will be modified as set forth below. Certain capitalized terms used in this “Covenants” section but not otherwise defined have the meanings set forth in the Existing Indenture.

General

•       Eliminate provisions regarding ATX Acquisition and related escrow concept.

•       Delete statement that holders of beneficial interest in voting stock of the Issuer greater than 10% are deemed to control the Issuer.

•       Exclude votes of Affiliates under Section 2.09 only to the extent required by the Trust Indenture Act.

•       Continuing Letter of Credit requirements to be agreed with the Required Consenting Noteholders.

•       Eliminate offer/sale exemptions and temporary security concepts.

•       Modify trustee provisions consistent with customary market practice.

•       Revise such that all transactions contemplated by the pre-packaged Chapter 11 plan of reorganization in the United States Bankruptcy Court for the Southern District of New York (the “Plan”) will be permitted.

Limitation on Debt

•       Debt incurrence ratio to be 3.0:1.0 (excluding Senior Debt, as defined below).

•       Revise definition of Consolidated Cash Flow to eliminate ability to add back equity offering costs and integration expenses.

•       Revise definition of Consolidated Net Income to eliminate exceptions regarding extraordinary items, contingency reserves and losses on purchases of restricted subsidiaries.

Revise definition of Permitted Indebtedness to (i) limit intercompany indebtedness to unsecured and expressly subordinated debt and (ii) cap secured indebtedness under credit facility to $35 million (in

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addition to existing basket for Capitalized Lease Obligations) with liens on the credit facility that are substantially similar to the liens securing the Revolving Credit Agreement (defined below) or as otherwise agreed among the Required Consenting Noteholders and the lenders under such credit facility (“Senior Debt”).

•       Revise definition of Pro Forma Consolidated Cash Flow to limit adjustments to those allowed under Regulation S-X and to tighten the reinvestment provision in clause (b).

Limitation on Restricted Payments

•       Increase general basket to $25 million.

•       Revise definition of Permitted Investments to add investments in licensing or contribution of intellectual property pursuant to joint marketing arrangements.

•       Eliminate carve-outs for payment of dividends on disqualified capital stock and restricted payments made with Excluded Contributions.

Limitation on Liens

•       Revise definition of Permitted Liens to add (i) liens in favor of Issuer or Restricted Subsidiaries, (ii) liens arising from precautionary UCC filings and (iii) liens to defease or discharge debt.

•       Add general lien basket of $10 million.

Transactions with Affiliates

•       Add carve-out for granting and performance of registration rights and obligations under the Shareholders’ Agreement.

•       Exclude pro rata distributions on Capital Stock from covenant.

Issuance and Sales of Capital Stock

•       Add carve-out for joint ventures.

Limitation on Asset Sales

•       Reduce period for reinvestment of net cash proceeds from Asset Sales to 270 days.

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TREATMENT OF PREFERRED EQUITY HOLDERS IN RESTRUCTURING	On the Effective Date, the common stock and the Existing Preferred Interests of BNHI will be cancelled and the holders of the Existing Preferred Interests (the “Equity Holders”) shall receive their pro rata share of: (A) 2.5% of the initial primary shares of the New Common Stock as of the Effective Date, subject to subsequent dilution by exercise of the Equity Holder Warrants and any equity issued under a MIP, and (B) two series of warrants (the “Equity Holder Warrants”) to purchase, at any time prior to the 8th anniversary date of the Effective Date, up to (i) 11% of the fully diluted New Common Stock after giving pro forma effect to the issuance of primary shares underlying these warrants, but diluted for any primary shares issued pursuant to the MIP or the warrants described under (B)(ii) herein, at an exercise equity value, calculated prior to dilution for the issuance of the 11% warrants, equal to $171,346,154 which reflects a par plus accrued recovery on the Existing Senior Notes. For example, prior to any possible dilution for the MIP, if there were 10,000,000 shares outstanding, prior to the issuance of the warrants, a cash exercise would result in the warrant holders purchasing approximately 1,235,955 additional shares at $17.135 per share; and (ii) 4% of the fully diluted New Common Stock after giving pro forma effect to the issuance of primary shares underlying all warrants (including those described under (B)(i) herein), but diluted for any primary shares issued pursuant to the MIP, at an equity exercise value, calculated prior to dilution for the 4% warrants, which together with the Company’s $150,000,000 New Senior Secured Notes, plus amounts outstanding under any revolving credit facility and capitalized leases, less cash and cash equivalents on the Company’s balance sheet as of the Effective Date, and giving pro forma effect for any cash and shares of New Common Stock relating to the exercise of the warrants contemplated under (B)(i) herein, would be equal to an enterprise value of $350,000,000. For example, prior to dilution associated with any MIP, if there were 10,000,000 shares outstanding, if total debt was $170,000,000 and cash on the balance sheet was $50,000,000 (including $21,177,614 which might be associated with a cash exercise of the 11% warrants), the equity value would be $230,000,000, resulting in a share price of $20.470, at which the additional 4%, or 468,165 shares, would be exercised.

TREATMENT OF UNSECURED CLAIMS	All BNHI trade and subsidiary related obligations (excluding intercompany loan obligations, if any) will be unimpaired by the Restructuring.

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DIP FINANCING/EXIT FINANCING:

To the extent necessary and applicable, BNHI will seek a post-petition credit facility (the “DIP Facility”) and an exit facility (the material terms of any such DIP Facility (excluding the identity of the lender(s) and exit facility) to be in form and substance reasonably satisfactory to the Required Consenting Noteholders.

As used herein, the term “Revolving Credit Agreement” refers to that certain Credit Agreement, dated as of August 23, 2006, by and among BNHI and certain of its subsidiaries, the lenders thereto, and The CIT Group/Business Credit, Inc., as administrative agent, collateral agent and documentation agent, amended as of July 27, 2007, November 12, 2010, December 8, 2011 and May 31, 2012.

CORPORATE GOVERNANCE:	On the Effective Date, the new board of BNHI will be comprised of five to seven directors, designated as follows: one director will be the then current chief executive officer of BNHI and the remaining directors will be selected consensually by the Required Consenting Noteholders.

MANAGEMENT INCENTIVE PLAN	Securities exercisable for or convertible into 6 to 10% of the New Common Stock, subject to such terms and conditions to be determined by the board of restructured BNHI (any such shares to dilute all other New Common Stock granted in connection with the Restructuring).

REGISTRATION RIGHTS AGREEMENT	Registration rights for the New Senior Secured Notes will be granted pursuant to a registration rights agreement in form and substance satisfactory to the Required Consenting Noteholders.

SHAREHOLDERS’ AGREEMENT	A Shareholders’ Agreement shall be executed by the members of the Required Consenting Noteholders which will provide each member of the Required Consenting Noteholders with: (i) drag-along and tag-along rights with respect to its New Common Stock, (ii) rights of first refusal with respect to transfers of New Common Stock by other members of the Required Consenting Noteholders and (iii) preemptive rights with respect to the purchase of its pro rata share of any additional equity securities (other than New Common Stock issued pursuant to the Equity Holder Warrants or MIP) or issued or sold by BNHI (together with a pro rata portion of any securities that are unsubscribed for by any other member of the Required Consenting Noteholders). The Shareholders’ Agreement shall terminate upon pricing of an initial public offering, as defined in the Shareholders’ Agreement.

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IMPLEMENTATION:	The Restructuring shall be effectuated through the Plan of BNHI, the Guarantors, and, only to the extent necessary, certain or all of BNHI’s other domestic subsidiaries, which, in BNHI’s sole discretion may be combined with an exchange offer for the Existing Senior Notes (provided that any such exchange offer shall result in 100% of the Existing Senior Notes being exchanged for the consideration described herein). The definitive documentation with respect to the Restructuring shall be in form and substance satisfactory to BNHI and the Required Consenting Noteholders and may not contain terms which vary materially from the terms described herein.

FEES AND EXPENSES:	In addition to paying the reasonable, actual and documented fees and expenses of its own legal and financial advisors, BNHI will pay the reasonable, actual and documented fees and expenses of Dechert LLP and FTI Consulting through the Effective Date and in accordance with the terms of the existing fee arrangements and without requiring such advisors to seek approval of such fees and expenses from the Bankruptcy Court.

RELEASE:	The Plan shall contain standard and customary third party releases and exculpations under section 1125(e) of the Bankruptcy Code, and the Confirmation Order will contain a “good faith” finding as contemplated by that section.

REPORTING:	From the date of execution of this Term Sheet and subject to applicable confidentiality agreements, BNHI shall maintain open and timely communication with the advisors to the Required Consenting Noteholders with respect to all aspects of the Restructuring process as well as any and all bankruptcy proceedings relating to BNHI, including, but not limited to, any potential sale of BNHI and any or all of its assets. In addition, BNHI will comply with its reporting obligations under the Existing Indenture.

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Exhibit B

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
______________________________________________	X
In re	:	Chapter 11
:

Broadview Networks Holdings, Inc., et al.	:	Case No. 12- ( )

:

Debtors.	:	(Jointly Administered)

______________________________________________	X

JOINT PREPACKAGED PLAN OF REORGANIZATION FOR

BROADVIEW NETWORKS HOLDINGS, INC. AND ITS AFFILIATED DEBTORS

Dated: New York, New York
July 13, 2012

WILLKIE FARR & GALLAGHER LLP 787 Seventh Avenue New York, New York 10019-6099 (212) 728-8000

Proposed Counsel for Debtors and Debtors in Possession

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7.6	General Distribution Mechanics	20
7.7	Withholding Taxes	22
7.8	Exemption from Certain Transfer Taxes	22
7.9	Exemption from Securities Laws	22
7.10	Setoffs and Recoupments	22
7.11	Insurance Preservation and Proceeds	23
7.12	Solicitation of Debtors	23

ARTICLE VIII EFFECT OF THE PLAN ON CLAIMS AND INTERESTS		23
8.1	Discharge	23
8.2	Vesting and Retention of Causes of Action	24
8.3	Survival of Certain Indemnification Obligations	25
8.4	Release of Claims	25
8.5	Objections to Claims and Interests	29
8.6	Amendments to Claims	29
8.7	Estimation of Claims	30

ARTICLE IX EXECUTORY CONTRACTS		30
9.1	Executory Contracts and Unexpired Leases	30
9.2	Cure	30

ARTICLE X CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		31
10.1	Conditions Precedent to Confirmation	31
10.2	Conditions to the Effective Date	31
10.3	Waiver of Conditions Precedent	32
10.4	Effect of Non-Occurrence of the Conditions to Consummation	32
10.5	Withdrawal of the Plan	33
10.6	Cramdown	33

ARTICLE XI ADMINISTRATIVE PROVISIONS		33
11.1	Retention of Jurisdiction	33
11.2	Governing Law	36
11.3	Time	36
11.4	Retiree Benefits	36
11.5	Amendments	36
11.6	Successors and Assigns	37
11.7	Confirmation Order and Plan Control	37
11.8	Creditors’ Committee	37
11.9	Termination of Professionals	37
11.10	Hart-Scott-Rodino Antitrust Improvements Act	37
11.11	Notices	38
11.12	Reservation of Rights	39

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EXHIBITS

EXHIBITS IN THE PLAN SUPPLEMENT

Exhibit 1	New Senior Secured Notes Indenture

Exhibit 2	New ABL Agreement

Exhibit 3	New Stockholders Agreement

Exhibit 4	New Registration Rights Agreement

Exhibit 5	List of Officers and Directors

Exhibit 6	Certificate of Incorporation of Reorganized Broadview Networks Holdings, Inc.

Exhibit 7	Bylaws of Reorganized Broadview Networks Holdings, Inc.

Exhibit 8	Management Equity Plan

Exhibit 9	New Warrant Agreement

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

A.	Definitions.

The capitalized terms set forth below shall have the following meanings:

1.1 ABL Agent means The CIT Group/Business Credit, Inc., as administrative agent, collateral agent and documentation agent under the ABL Agreement.

1.2 ABL Agreement means that certain Credit Agreement, dated as of August 23, 2006, by and among Broadview Networks Holdings, Inc., Broadview Networks, Inc., Broadview Networks of Massachusetts, Inc., Broadview Networks of Virginia, Inc., and BridgeCom International, Inc., as borrowers, the lenders party thereto, and The CIT Group/Business Credit, Inc., as administrative agent, collateral agent and documentation agent, amended as of July 27, 2007, November 12, 2010, December 8, 2011 and May 31, 2012, together with the Intercreditor Agreement, any guaranties, and other collateral or ancillary documents (as amended, modified or supplemented).

1.3 ABL Facility means the revolving credit facility provided to the Debtors pursuant to the ABL Agreement.

1.4 ABL Facility Claim means any Claim derived from or based upon the ABL Facility, if any.

1.5 ABL Lenders means those several banks and other financial institutions from time to time party to the ABL Agreement.

1.6 Administrative Claim means a Claim, other than a Fee Claim, a claim for payment of U.S. Trustee Fees or a DIP Claim, for payment of costs or expenses of administration specified in sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the business of the Debtors (such as wages, salaries or commissions for services rendered).

1.7 Allowed              Claim means a Claim that is Allowed in the specified Class. For example, an Allowed Class 1 Claim or Allowed ABL Facility Claim is an Allowed Claim in the ABL Facility Claims Class designated herein as Class 1.

1.8 Allowed means, with respect to any Claim or Interest, to the extent such Claim or Interest is: (a) not Disputed; and (b) (i) is scheduled by the Debtors in their schedules of assets and liabilities (if filed) pursuant to the Bankruptcy Code and Bankruptcy Rules in a liquidated amount and not listed as contingent, unliquidated or disputed and for which no contrary proof of claim has been filed, (ii) proof of which has been timely filed, or deemed timely filed, with the Bankruptcy Court pursuant to the Bankruptcy Code, the Bankruptcy Rules and/or any applicable orders of the Bankruptcy Court, or late filed with leave of the Bankruptcy

Court; and not objected to within the period fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules and/or applicable orders of the Bankruptcy Court, (iii) has been allowed by an agreement between the holder of such Claim or Interest and the Debtors or Reorganized Debtors, or (iv) has otherwise been allowed by a Final Order or pursuant to the Plan. An Allowed Claim: (a) includes a previously Disputed Claim to the extent such Disputed Claim becomes allowed; and (b) shall be net of any setoff amount that may be asserted by any Debtor against the holder of such Claim, which shall be deemed to have been setoff in accordance with the provisions of the Plan.

1.9 Ballot means the ballot distributed to each holder of a Claim or Interest eligible to vote on the Plan, on which ballot such holder of a Claim or Interest may, inter alia, vote for or against the Plan.

1.10 Bankruptcy Code means title 11 of the United States Code, as now in effect or hereafter amended, as applicable to the Reorganization Cases.

1.11 Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York, or any other court exercising competent jurisdiction over the Reorganization Cases or any proceeding therein.

1.12 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court (including any applicable local rules of the United States District Court for the Southern District of New York), as applicable to the Reorganization Cases.

1.13 Bar Date means any deadline for filing proof of a Claim that arose on or prior to the Petition Date, if any, as established by an order of the Bankruptcy Court or the Plan.

1.14 Business Day means any day except a Saturday, Sunday, or “legal holiday” as such term is defined in Bankruptcy Rule 9006(a).

1.15 Cash means cash and cash equivalents, including, but not limited to, bank deposits, checks, and other similar items in the legal tender of the United States of America.

1.16 Causes of Action means any claims, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, and franchises of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, in contract or in tort, in law or in equity, or pursuant to any other theory of law. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims on contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code.

1.17 Claim means a claim against a Debtor, whether or not asserted, known or unknown, as such term is defined in section 101(5) of the Bankruptcy Code, including: (a) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

1.18 Class means a group of Claims or Interests classified by the Plan pursuant to section 1123(a)(1) of the Bankruptcy Code, and as set forth in Article III of the Plan.

1.19 Confirmation Date means the date the Bankruptcy Court enters the Confirmation Order on its docket.

1.20 Confirmation Hearing means the hearing to adjudicate confirmation of the Plan.

1.21 Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and approving the Disclosure Statement pursuant to sections 1125 and 1126(b) of the Bankruptcy Code, which shall be in form and substance reasonably satisfactory to the Debtors and the Required Consenting Noteholders and which shall include a finding of good faith with respect to the Released Parties within the meaning of 1125(e) of the Bankruptcy Code.

1.22 Consenting Equity Holders means, collectively, those holders of HoldCo Interests who are party to the Restructuring Support Agreement.

1.23 Consenting Noteholders means, collectively, those holders of Senior Secured Notes who are party to the Restructuring Support Agreement.

1.24 Creditors’ Committee means the Official Committee of Unsecured Creditors in the Reorganization Cases, if any, as appointed by the Office of the United States Trustee for the Southern District of New York, and as may be reconstituted from time to time.

1.25 Cure Amount shall have the meaning ascribed to such term in Section 9.2(a) of the Plan.

1.26 Cure Dispute shall have the meaning ascribed to such term in Section 9.2(b) of the Plan.

1.27 Debtors means: (a) Broadview Networks Holdings, Inc.; (b) A.R.C. Networks, Inc.; (c) ARC Networks, Inc.; (d) ATX Communications, Inc.; (e) ATX Licensing, Inc.; (f) ATX Telecommunication Services of Virginia, LLC; (g) BridgeCom Holdings, Inc.; (h) BridgeCom International, Inc.; (i) BridgeCom Solutions Group, Inc.; (j) Broadview Networks, Inc.; (k) Broadview Networks of Massachusetts, Inc.; (l) Broadview Networks of Virginia, Inc.; (m) Broadview NP Acquisition Corp.; (n) BV-BC Acquisition Corp.; (o) CoreComm – ATX, Inc.; (p) CoreComm Communications, LLC; (q) Digicom, Inc; (r) Eureka Broadband Corporation; (s) Eureka Holdings, LLC; (t) Eureka Networks, LLC; (u) Eureka Telecom, Inc.; (v) Eureka Telecom of VA, Inc.; (w) InfoHighway Communications Corporation; (x) Info-Highway International, Inc.; (y) InfoHighway of Virginia, Inc.; (z) Nex-i-.com, Inc.; (aa) Open Support Systems LLC; and (bb) TruCom Corporation.

1.28 DIP Agent means [            ], in its capacity as the administrative agent under the DIP Facility.

1.29 DIP Claim means a Claim of a DIP Lender in respect of the obligations of the Debtors arising under the DIP Facility.

1.30 DIP Facility means the $[25] million superpriority debtor-in-possession credit facility provided to the Debtors pursuant to that certain Credit Agreement, dated as of [August __], 2012, among [HoldCo, as borrower, and the direct and indirect subsidiaries of HoldCo], as guarantors, each of the DIP Lenders, and the DIP Agent, as the same may have been modified and amended from time to time, in accordance with the terms thereof.

1.31 DIP Lenders means the lenders that are party to the DIP Facility.

1.32 DIP Order means that certain order or orders of the Bankruptcy Court authorizing and approving the DIP Facility, and approving the Debtors’ use of cash claimed as collateral.

1.33 Disallowed means a finding of the Bankruptcy Court in a Final Order or provision of the Plan providing that a Claim shall not be an Allowed Claim.

1.34 Disclosure Statement means the Disclosure Statement that relates to the Plan and is approved by the Bankruptcy Court pursuant to sections 1125 and 1126(b) of the Bankruptcy Code, as such Disclosure Statement may be amended, modified, or supplemented (and all exhibits and schedules annexed thereto or referred to therein and all supplements thereto).

1.35 Disputed means, with respect to a Claim or Interest, that portion (including, when appropriate, the whole) of such Claim or Interest that: (a) if the Debtors are required by the Bankruptcy Court to file schedule of assets and liabilities, (i) has not been scheduled by the Debtors or has been scheduled in a lesser amount or priority than the amount or priority asserted by the holder of such Claim or Interest, or (ii) has been scheduled as contingent, unliquidated or disputed and for which no proof of claim has been timely filed; (b) is the subject of an objection or request for estimation filed in the Bankruptcy Court which has not been withdrawn or overruled by a Final Order; and/or (c) is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law, which dispute has not been withdrawn, resolved, or overruled by final, non-appealable order of a court of competent jurisdiction.

1.36 Distribution means the distribution in accordance with the terms of the Plan of: (a) Cash; (b) New Common Stock; (c) the New Senior Secured Notes; and/or (d) New Warrants, in each case, if any, and as the case may be.

1.37 Distribution Address means the address set forth in the relevant proof of claim. If no proof of claim is filed in respect to a particular Claim, then the address set forth in the Debtors’ books and records or register maintained for registered securities.

1.38 Distribution Agent means with respect to Distributions made on account of: (a) the ABL Facility Claims, the ABL Agent; (b) the Senior Secured Notes Claims, the Senior Secured Notes Trustee; (c) the DIP Claims, the DIP Agent, or (d) any other Claim or Interest, any stock transfer agents, agents contractually authorized and/or obligated to make Distributions to certain claimants and similar intermediaries and agents participating in making or conveying Distributions as required by the Plan, which may include any Reorganized Debtor.

1.39 Distribution Date means (a) with respect to ABL Facility Claims, DIP Claims, Senior Secured Notes Claims and Existing Preferred Interests, the Effective Date, (b) with respect to Administrative Claims, Other Priority Claims, Priority Tax Claims, Other Secured Claims, and General Unsecured Claims, the date that is the latest of: (i) the Effective Date (or as soon thereafter as reasonably practicable); (ii) the date such Claim would ordinarily be due and payable; and (iii) the date (or as soon thereafter as reasonably practicable) that is fifteen (15) days (or, if such date is not a Business Day, on the next Business Day thereafter) after such Claim becomes an Allowed Claim or otherwise becomes payable under the Plan, and (c) with respect to Fee Claims, the date (or as soon thereafter as reasonably practicable) that such Claims are allowed by Final Order of the Bankruptcy Court.

1.40 Effective Date means a Business Day, selected by the Debtors, which is after the entry of the Confirmation Order, on which all conditions to the Effective Date set forth in Section 10.2 of the Plan have been satisfied or waived.

1.41 Estates means the estates created in the Reorganization Cases pursuant to section 541 of the Bankruptcy Code.

1.42 Estimated Fee Claims shall have the meaning ascribed to such term in Section 4.4 of the Plan.

1.43 Existing Interest Equity Distribution means 2.5% of the New Common Stock, prior to dilution by the Management Equity Plan.

1.44 Existing Interests means all existing Interests in HoldCo.

1.45 Existing Preferred Interests means the shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock of Broadview Networks Holdings, Inc., issued and outstanding immediately prior to the Effective Date.

1.46 Fee Claim means a Claim by a (a) Professional Person (other than an ordinary course professional retained pursuant to an order of the Bankruptcy Court) for compensation or reimbursement pursuant to section 327, 328, 330, 331, 503(b) or 1103(a) of the Bankruptcy Code in connection with the Reorganization Cases; or (b) member of the Creditors’ Committee, if any, arising under section 503(b)(3)(F) of the Bankruptcy Code.

1.47 Final Order means an order or judgment of the Bankruptcy Court, as entered on the docket of the Bankruptcy Court that has not been reversed, stayed, modified, or amended, and as to which: (a) the time to appeal, seek review or rehearing or petition for certiorari has expired and no timely-filed appeal or petition for review, rehearing, remand or certiorari is pending; or (b) any appeal taken or petition for certiorari filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought, provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or other rules governing procedure in cases before the Bankruptcy Court, may be filed with respect to such order shall not cause such order not to be a Final Order.

1.48 General Unsecured Claim means any Claim that is not: (a) an Administrative Claim, (b) an Other Priority Claim, (c) a Priority Tax Claim, (d) a claim for U.S. Trustee Fees, (e) an Other Secured Claim, (f) a DIP Claim, (g) an ABL Facility Claim, (h) a Fee Claim, (i) a Senior Secured Notes Claim, (j) an Intercompany Claim, or (k) a Subordinated Securities Claim.

1.49 HoldCo means Broadview Networks Holdings, Inc., a Delaware corporation.

1.50 Impaired means with respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.51 Indenture Trustee Charging Lien means any lien or other priority in payment to which the Senior Secured Notes Trustee is entitled, pursuant to the Senior Secured Notes Indenture, against Distributions to be made to holders of the Senior Secured Notes for payment of any fees or expenses due to the Senior Secured Notes Trustee under the applicable Senior Secured Notes Indenture.

1.52 Indenture Trustee Fees means the reasonable and documented compensation, fees, expenses, disbursements, and indemnity claims arising under the Senior Secured Notes Indenture, including attorneys’ and agents’ fees, expenses, and disbursements, incurred under the Senior Secured Notes Indenture by the Senior Secured Notes Trustee, whether prior to or after the Petition Date.

1.53 Intercompany Claim means any Claim (including an Administrative Claim), cause of action, or remedy held by a Debtor against another Debtor.

1.54 Intercompany Interest means an Interest, other than an Existing Interest, in a Debtor held by another Debtor.

1.55 Intercreditor Agreement means that certain Intercreditor Agreement, dated as of August 23, 2006, by and among The CIT Group/Business Credit, Inc., the Bank of New York, Broadview Networks Holdings, Inc., and certain of its subsidiaries, as amended.

1.56 Interest means any equity interest in any Debtor, including an equity security within the meaning of section 101(16) of the Bankruptcy Code or any option, warrant, or right, contractual or otherwise, to acquire any such interest.

1.57 Management Equity Plan means the equity plan established for certain employees of the Reorganized Debtors in the form included in the Plan Supplement.

1.58 New ABL Agreement means the first priority secured revolving credit agreement between [Reorganized HoldCo, as borrower, each of the other Reorganized Debtors, as guarantors,] and the lenders that are party thereto, entered into on the Effective Date, in the amount of $[__] million, together with an intercreditor agreement (in a form agreed to between the Required Consenting Noteholders and the lenders under the New ABL Agreement), any guaranties, and other collateral or ancillary documents; all of which shall be in the form included in the Plan Supplement, which shall be in form and substance reasonably acceptable to the Required Consenting Noteholders.

1.59 New ABL Facility means the revolving credit facility provided to the Reorganized Debtors pursuant to the New ABL Agreement.

1.60 New Board means the board of directors of Reorganized Broadview on and after the Effective Date.

1.61 New Common Stock means the common stock of Reorganized Broadview, described in Article VI hereof, issued on the Effective Date and distributed in the manner provided by the Plan.

1.62 New Registration Rights Agreement means the registration rights agreement with respect to the New Senior Secured Notes, substantially in the form set forth in the Plan Supplement, which shall be in form and substance reasonably acceptable to the Required Consenting Noteholders.

1.63 New Senior Secured Notes means the $150 million senior secured notes to be issued by Reorganized Broadview on the Effective Date pursuant to the Plan, on the terms set forth in the New Senior Secured Notes Indenture, which terms are consistent with the terms set forth in the Plan Term Sheet.

1.64 New Senior Secured Notes Indenture means the indenture for the New Senior Secured Notes, in the form included in the Plan Supplement, which shall be in form and substance acceptable to the Required Consenting Noteholders.

1.65 New Stockholders Agreement means that certain agreement, filed as part of the Plan Supplement, governing the rights, duties and obligations of shareholders of Reorganized Broadview, to be dated as of the Effective Date, which shall be in form and substance acceptable to the Required Consenting Noteholders.

1.66 New Warrants means the warrants that will be issued to holders of Existing Preferred Interests to purchase up to (a) 11% of the New Common Stock, on a fully diluted basis (not taking into account any equity securities issued or payments made under the Management Equity Plan); and (b) an additional 4% of the New Common Stock, on a fully diluted basis (not taking into account any equity securities issued or payments made under the Management Equity Plan), on the terms set forth in the New Warrant Agreement, which terms are consistent with the terms set forth in the Plan Term Sheet.

1.67 New Warrant Agreement means that certain warrant agreement, dated as of the Effective Date, governing the New Warrants to be issued by Reorganized Broadview, substantially in the form included in the Plan Supplement, which shall be in form and substance reasonably acceptable to the Required Consenting Noteholders.

1.68 Other Existing Equity Interest means any Interest in a Debtor other than an Existing Preferred Interest or an Intercompany Interest, including, without limitation, the shares of Series A Common Stock and Series B Common Stock of Broadview Networks Holdings, Inc. issued and outstanding immediately prior to the Effective Date.

1.69 Other Priority Claim means any Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code, other than: (a) an Administrative Claim; (b) a Priority Tax Claim; (c) a Fee Claim; (d) a DIP Claim; or (e) any Claim for “adequate protection” of the security interests of the ABL Lenders or the holders of Senior Secured Notes authorized pursuant to the terms of the DIP Order.

1.70 Other Secured Claim means a Secured Claim other than a DIP Claim, an ABL Facility Claim, a Senior Secured Notes Claim or an Intercompany Claim.

1.71 Person means any individual, corporation, partnership, association, indenture trustee, organization, joint stock company, joint venture, estate, trust, governmental unit or any political subdivision thereof, including, for the avoidance of doubt, the Creditors’ Committee, if any, Interest holders, current or former employees of the Debtors, or any other entity.

1.72 Petition Date means [August         ,] 2012.

1.73 Plan means this Joint Prepackaged Plan of Reorganization, dated as of the date set forth on the first page hereof, for the Debtors, together with any amendments or modifications hereto as the Debtors may file hereafter (such amendments or modifications only being effective if approved by order of the Bankruptcy Court), which shall be in form and substance satisfactory to the Required Consenting Noteholders.

1.74 Plan Documents means the New Senior Secured Notes Indenture, the New ABL Agreement, the New Stockholders Agreement, the Management Equity Plan, the New Registration Rights Agreement, the New Warrant Agreement, the list of proposed officers and directors of the Reorganized Debtors, the amended certificates of incorporation of the Reorganized Debtors and the amended by-laws of the Reorganized Debtors, each in form and substance reasonably satisfactory to the Required Consenting Noteholders, provided, that, the New Senior Secured Notes Indenture shall be substantially in the form attached to the Disclosure

Statement, with all modifications to such form reasonably satisfactory to the Required Consenting Noteholders, and each Plan Document to be executed, delivered, assumed, and/or performed in conjunction with the consummation of the Plan on the Effective Date.

1.75 Plan Supplement means the supplemental appendix to the Plan, which contains, among other things, substantially final forms or executed copies, as the case may be, of the Plan Documents.

1.76 Plan Term Sheet means that certain term sheet attached as Exhibit A to the Restructuring Support Agreement.

1.77 Priority Tax Claim means any Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

1.78 Pro Rata means the proportion that a Claim or Interest in a particular Class bears to the aggregate amount of the Claims or Interests in such Class, excluding Disallowed Claims or Disallowed Interests.

1.79 Professional Person means a Person retained by order of the Bankruptcy Court in connection with the Reorganization Cases, pursuant to section 327, 328, 330 or 1103 of the Bankruptcy Code.

1.80 Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim in accordance with section 1124 of the Bankruptcy Code, or (b) if applicable under section 1124 of the Bankruptcy Code: (i) curing all prepetition and postpetition defaults other than defaults relating to the insolvency or financial condition of the Debtor or its status as a debtor under the Bankruptcy Code; (ii) reinstating the maturity date of the Claim; (iii) compensating the holder of such Claim for damages incurred as a result of its reasonable reliance on a provision allowing the Claim’s acceleration; and (iv) not otherwise altering the legal, equitable and contractual rights to which the Claim entitles the holder thereof.

1.81 Released Parties means each of, and solely in its capacity as such: (a) the Debtors; (b) the ABL Agent; (c) the ABL Lenders; (d) the Consenting Noteholders; (e) the Senior Secured Notes Trustee; (f) the Consenting Equity Holders; (g) the DIP Lenders; (h) the DIP Agent; and (i) with respect to each of the foregoing entities in clauses (a) through (h), such entity’s current affiliates, subsidiaries, officers, directors, principals, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, equityholders, partners and other professionals.

1.82 Releasing Party means each of, and solely in its capacity as such, (a) the ABL Agent; (b) the ABL Lenders; (c) the Consenting Noteholders; (d) the Senior Secured Notes Trustee; (e) the Consenting Equity Holders; (f) the holders of impaired Claims or Interests other than those who (i) have been deemed to reject the Plan, or (ii) abstain from voting or voted to reject the Plan and have also checked the box on the applicable Ballot indicating that they opt not to grant the releases provided in the Plan; (g) the Creditors’ Committee, if any, and its members

(solely in their capacity as members of the Creditors’ Committee but not in their capacity as individual creditors), advisors and professionals (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons); (h) the holders of Unimpaired Claims; and (i) with respect to the foregoing entities in clauses (a) through (h), such entity’s current affiliates, subsidiaries, officers, directors, principals, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, equityholders, partners and other professionals.

1.83 Reorganization Cases means the chapter 11 cases of the Debtors pending before the Bankruptcy Court.

1.84 Reorganized Debtor means each Debtor on and after the Effective Date.

1.85 Reorganized Broadview means Broadview Networks Holdings, Inc. on and after the Effective Date.

1.86 Required Consenting Noteholders means, collectively, Fidelity Management and Research Company, BlackRock Financial Management, Inc., MSD Credit Opportunity Master Fund, L.P. and Watershed Asset Management, L.L.C., each as a holder, fund manager or account manager, as the case may be.

1.87 Restructuring Support Agreement means that certain agreement among the Debtors, certain holders of Existing Preferred Interests and Other Existing Equity Interests and certain holders of Senior Secured Notes Claims, dated as of July 13, 2012, together with the exhibits and attachments thereto, and as the same may be amended from time to time in accordance with the terms thereof.

1.88 Restructuring Transaction shall have the meaning ascribed to such term in Section 7.1 of the Plan.

1.89 Secured Claim means, pursuant to section 506 of the Bankruptcy Code and section 1111 of the Bankruptcy Code, as applicable, that portion of a Claim that is secured by a valid, perfected and enforceable security interest, lien, mortgage or other encumbrance, that is not subject to avoidance under applicable bankruptcy or non-bankruptcy law, in or upon any right, title or interest of a Debtor in and to property of such Debtor’s Estate, to the extent of the value of the holder’s interest in such property as of the relevant determination date. The defined term Secured Claim includes any Claim that is a secured Claim pursuant to sections 506 and 553 of the Bankruptcy Code.

1.90 Securities Act means the United States Securities Act of 1933, as amended.

1.91 Senior Secured Notes means those certain $300 million 11 3/8% senior secured notes due September 1, 2012, issued by HoldCo pursuant to the Senior Secured Notes Indenture.

1.92 Senior Secured Notes Claim means any Claim derived from or based upon the Senior Secured Notes.

1.93 Senior Secured Notes Equity Distribution means 97.5% of the New Common Stock, prior to dilution by the Management Equity Plan.

1.94 Senior Secured Notes Indenture means that certain Indenture, dated as of August 23, 2006, among HoldCo, as issuer, the guarantors named thereto, and the Bank of New York as trustee and collateral agent, supplemented as of September 29, 2006, May 14, 2007 and May 31, 2007, together with any guaranties, collateral or ancillary documents (as amended, modified or supplemented).

1.95 Senior Secured Notes Trustee means The Bank of New York as trustee and collateral agent under the Senior Secured Notes Indenture.

1.96 Subordinated Securities Claim means a Claim of the type described in, and subject to subordination pursuant to section 510(b) of the Bankruptcy Code, if any, which Claim is related to an Interest in a Debtor.

1.97 Unclaimed Property means any Cash or other property unclaimed on or after the Effective Date or date on which a Distribution would have been made in respect of the relevant Allowed Claim. Unclaimed Property shall include: (a) checks (and the funds represented thereby) and other property mailed to a Distribution Address and returned as undeliverable without a proper forwarding address; (b) funds for uncashed checks; and (c) checks (and the funds represented thereby), New Common Stock, and New Warrants, not mailed or delivered because no Distribution Address to mail or deliver such property was available.

1.98 United States Trustee means the Office of the United States Trustee for the Southern District of New York.

1.99 Unimpaired means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Impaired.

1.100 U.S. Trustee Fees means fees arising under 28 U.S.C. § 1930(a)(6) and accrued interest thereon arising under 31 U.S.C. § 3717.

B.	Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in the Plan are to the respective section in, or exhibit to, the Plan. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained therein. Any capitalized term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules. Except for the rules of construction contained in sections 102(5) of the Bankruptcy Code, which shall not apply, the rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. Any reference in the Plan to a contract, instrument, release, indenture, or other agreement or documents being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, and any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. To the extent there is an inconsistency between any of the provisions of the Plan and any of the provisions contained in the Plan Documents to be entered into as of the Effective Date, the Plan Documents shall control.

C.	Appendices and Plan Documents.

All Plan Documents and appendices to the Plan are incorporated into the Plan by reference and are a part of the Plan as if set forth in full herein. Holders of Claims and Interests may inspect a copy of the Plan Documents, once filed, in the Office of the Clerk of the Bankruptcy Court during normal business hours, or obtain a copy of the Plan Documents by a written request sent to the following address:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention:       Rachel C. Strickland, Esq.

   Jennifer J. Hardy, Esq.

Telephone:     (212) 728-8000

ARTICLE II

METHOD OF CLASSIFICATION OF CLAIMS

AND INTERESTS AND GENERAL PROVISIONS

2.1 General Rules of Classification.

Generally, a Claim is classified in a particular Class for voting and distribution purposes only to the extent the Claim qualifies within the description of that Class, and is classified in another Class or Classes to the extent any remainder of the Claim qualifies within the description of such other Class or Classes. Unless otherwise provided, to the extent a Claim qualifies for inclusion in a more specifically defined Class and a more generally-defined Class, it shall be included in the more specifically defined Class.

2.2 Settlement.

Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and controversies resolved pursuant to the Plan, including, without limitation, all claims arising prior to the Petition Date, whether known or unknown, foreseen or unforeseen, asserted or unasserted, by or against any Released Party, or holders of Claims, arising out of, relating to or in connection with the business or affairs of or transactions with the Debtors. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, the Estates, creditors and other parties in interest, and are fair, equitable and within the range of reasonableness. The provisions of the Plan, including, without limitation, its release, injunction, exculpation and compromise provisions, are mutually dependent and non-severable.

2.3 Substantive Consolidation of Debtors for Purposes of Voting, Confirmation and Distribution.

(a) This Plan provides for substantive consolidation of the Debtors’ Estates, but solely for purposes of voting, confirmation, and making distributions to the holders of Allowed Claims under this Plan. On the Effective Date, and solely for purposes of voting, confirmation, and making distributions to the holders of Allowed Claims under this Plan: (i) all guarantees of any Debtor of the payment, performance or collection of another Debtor with respect to Claims against such Debtor shall be eliminated and cancelled; (ii) any single obligation of multiple Debtors shall be treated as a single obligation in the consolidated Reorganization Cases; and (iii) all guarantees by a Debtor with respect to Claims against one or more of the other Debtors shall be treated as a single obligation in the consolidated Reorganization Cases. On the Effective Date, and in accordance with the terms of this Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment, or performance made by a Debtor as to the obligation of another Debtor shall be released and of no further force and effect. Except as set forth in this Section 2.3 of the Plan, such substantive consolidation shall not affect (i) the legal and corporate structure of the Reorganized Debtors, or (ii) any obligations under any leases or contracts assumed in this Plan or otherwise after the Petition Date.

(b) Notwithstanding the substantive consolidation of the Estates for the purposes set forth in Section 2.3(a) of the Plan, each Reorganized Debtor shall pay all U.S. Trustee Fees on all disbursements, including Distributions and disbursements in and outside of the ordinary course of business pursuant to Section 2.6 of the Plan.

2.4 Administrative, DIP Lender, Fee and Priority Tax Claims.

Administrative Claims, DIP Claims, Fee Claims, U.S. Trustee Fees and Priority Tax Claims have not been classified and are excluded from the Classes set forth in Article III in accordance with section 1123(a)(1) of the Bankruptcy Code.

2.5 Deadline for Filing Fee Claims.

All proofs or applications for payment of Fee Claims must be filed with the Bankruptcy Court by the date that is forty-five (45) days after the Effective Date (or, if such date is not a Business Day, by the next Business Day thereafter). Any Person that fails to file such a proof of Claim or application on or before such date shall be forever barred from asserting such Claim against the Debtors, the Reorganized Debtors or their property and the holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Claim.

Objections to Fee Claims, if any, must be filed and served pursuant to the procedures set forth in the Confirmation Order no later than sixty-five (65) days after the Effective Date or such other date as established by the Bankruptcy Court.

2.6 U.S. Trustee Fees.

On the Effective Date or as soon as practicable thereafter, the Debtors or Reorganized Debtors shall pay all U.S. Trustee Fees that are then due. Any U.S. Trustee Fees due thereafter shall be paid by each of the applicable Reorganized Debtors in the ordinary course until the earlier of the entry of a final decree closing the applicable Reorganization Case, or a Bankruptcy Court order converting or dismissing the applicable Reorganization Case. Any deadline for filing Administrative Claims or Fee Claims shall not apply to U.S. Trustee Fees.

2.7 Indenture Trustee Fees.

On the Effective Date, the Reorganized Debtors shall pay in Cash the Indenture Trustee Fees, without the need for the Senior Secured Notes Trustee to file a fee application with the Bankruptcy Court; provided, however, that (a) the Senior Secured Notes Trustee shall provide the Debtors, and counsel to the Required Consenting Noteholders with the invoices for which it seeks payment at least 10 days prior to the Effective Date; and (b) the Debtors and the Required Consenting Noteholders do not object to the reasonableness of the Indenture Trustee Fees. To the extent that the Debtors or the Required Consenting Noteholders object to the reasonableness of any portion of the Indenture Trustee Fees, the Reorganized Debtors shall not be required to pay such Disputed portion until either such objection is resolved or a further order of the Bankruptcy Court is entered providing for payment of such Disputed portion. Notwithstanding anything in the Plan to the contrary, the Indenture Trustee Charging Lien shall be discharged solely upon payment of any fees and expenses due to the Senior Secured Notes Trustee under the Senior Secured Notes Indenture in full and the termination of the Senior Secured Notes Trustee’s duties under the applicable Senior Secured Notes Indenture. Nothing in the foregoing shall in any way limit, impair, or affect the rights of the Senior Secured Notes Trustee under the Senior Secured Notes Indenture to the reimbursement of costs, including the reimbursement of the reasonable and documented compensation and expenses, disbursements and advances of the Senior Secured Notes Trustee’s agents, counsel, accountants, and experts.

ARTICLE III

CLASSIFICATION OF CLAIMS AND INTERESTS

The following table designates the Classes of Claims and Interests under the Plan and specifies which Classes are (a) Impaired or Unimpaired by this Plan, (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code, or (c) deemed to accept or reject this Plan:

Class	Designation	Impairment	Entitled to Vote
Class 1	ABL Facility Claims	No	No (Deemed to accept)
Class 2	Senior Secured Notes Claims	Yes	Yes
Class 3	Other Secured Claims	No	No (Deemed to accept)
Class 4	Other Priority Claims	No	No (Deemed to accept)
Class 5	General Unsecured Claims	No	No (Deemed to accept)
Class 6	Intercompany Claims	No	No (Deemed to accept)
Class 7	Intercompany Interests	No	No (Deemed to accept)
Class 8	Existing Preferred Interests	Yes	Yes
Class 9	Other Existing Equity Interests	Yes	No (Deemed to reject)
Class 10	Subordinated Securities Claims	Yes	No (Deemed to reject)

Each Allowed Secured Claim in Class 3 shall be considered to be a separate subclass within Class 3, and each such subclass shall be deemed to be a separate Class for purposes of the Plan.

ARTICLE IV

TREATMENT OF UNIMPAIRED CLASSES

4.1 DIP Claims.

The DIP Claims shall be deemed to be Allowed Claims under the Plan. The DIP Claims shall be satisfied in full, by the termination of all commitments under the DIP Facility, payment in full in Cash of all outstanding obligations and cash collateralization, return or backstopping of all letters of credit issued thereunder.

4.2 Administrative Claims.

Each holder of an Allowed Administrative Claim shall be paid 100% of the unpaid Allowed amount of such Claim in Cash on the Distribution Date. Notwithstanding the immediately preceding sentence, Allowed Administrative Claims incurred in the ordinary course of business and on ordinary business terms unrelated to the administration of the Reorganization Cases (such as Allowed trade and vendor Claims) shall be paid, at the Debtors’ or Reorganized Debtors’ option, in accordance with ordinary business terms for payment of such Claims. Notwithstanding the foregoing, the holder of an Allowed Administrative Claim may receive such other, less favorable treatment as may be agreed upon by the claimant and the Debtors or Reorganized Debtors.

4.3 Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, each holder of an Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

4.4 Fee Claims.

A Fee Claim in respect of which a final fee application has been properly filed and served pursuant to Section 2.5 of the Plan shall be payable by the Reorganized Debtors to the extent approved by a Final Order of the Bankruptcy Court. Prior to the Effective Date, each holder of a Fee Claim shall submit to the Debtors estimates of any Fee Claims that have accrued prior to the Effective Date that have not been included in a monthly fee statement or interim fee application submitted by such Professional Person (collectively, the “Estimated Fee Claims”). On the Effective Date, the Debtors or Reorganized Debtors shall reserve and hold in an account Cash in an amount equal to the aggregate amount of each unpaid Estimated Fee Claim as of the Effective Date (minus any unapplied retainers). Such Cash shall be disbursed solely to the holders of Allowed Fee Claims as soon as reasonably practicable after a Fee Claim becomes an Allowed Claim. Upon payment of Allowed Fee Claims, Cash remaining in such account shall be reserved until all other applicable Allowed Fee Claims have been paid in full or all remaining applicable Fee Claims have been Disallowed or not otherwise permitted by Final Order, at which time any remaining Cash held in reserve with respect to the Estimated Fee Claims shall become the sole and exclusive property of the Reorganized Debtors. In the event that the aggregate amount of the Estimated Fee Claims is less than the aggregate amount of the Allowed Fee Claims, the Debtors or the Reorganized Debtors shall nonetheless be required to satisfy each Allowed Fee Claim in full, in Cash as soon as reasonably practicable after such Fee Claim becomes an Allowed Claim.

4.5 ABL Facility Claims – Class 1.1

The ABL Facility Claims shall be Allowed in an aggregate amount equal to $[ ]. In full and final satisfaction of each Allowed ABL Facility Claim, each holder thereof shall be paid in Cash in full on account of such holder’s Allowed ABL Facility Claim.

4.6 Other Secured Claims – Class 3.

Subject to the provisions of sections 502(b)(3) and 506(d) of the Bankruptcy Code, each holder of an Allowed Other Secured Claim shall receive, at the Reorganized Debtors’ option: (a) the Reinstatement of such Claim; (b) payment in full in Cash of the Allowed amount of such Other Secured Claim; (c) the delivery of the collateral securing any such Other Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (d) such other treatment rendering such Other Secured Claim Unimpaired; or (e) such other, less favorable treatment as may be agreed between such holder and the Reorganized Debtors.

4.7 Other Priority Claims – Class 4.

In satisfaction of each Allowed Other Priority Claim, each holder thereof shall receive the following, at the option of the Reorganized Debtors: (a) payment in full in Cash; (b) other treatment rendering such Other Priority Claim Unimpaired; or (c) such other, less favorable treatment as may be agreed between such holder and the Reorganized Debtors.

[1]	The Debtors expect that any ABL Facility Claims will be paid prior to the Confirmation Date pursuant to the DIP Facility.

4.8 General Unsecured Claims – Class 5.

Each Allowed General Unsecured Claim shall, at the discretion of the Reorganized Debtors, be: (a) Reinstated as of the Effective Date as an obligation of the Reorganized Debtors, and paid in accordance with the ordinary course terms for such Claim; (b) paid in full in Cash on the relevant Distribution Date; or (c) receive such other treatment as may be agreed between such holder and the Reorganized Debtors.

4.9 Intercompany Claims – Class 6.

Each Intercompany Claim shall either be Reinstated or cancelled in the Reorganized Debtors’ discretion.

4.10 Intercompany Interests – Class 7.

Intercompany Interests shall either be Reinstated or cancelled in the Reorganized Debtors’ discretion.

ARTICLE V

TREATMENT OF IMPAIRED CLASSES

5.1 Senior Secured Notes Claims – Class 2.

The Senior Secured Notes Claims shall be deemed Allowed Claims in the amount of $[317.1] million. On the Effective Date, each holder of an Allowed Senior Secured Notes Claim shall receive, in full and final satisfaction of its Allowed Senior Secured Notes Claims, its Pro Rata share of:

(a) the New Senior Secured Notes issued pursuant to the New Senior Secured Notes Indenture; and

(b) the Senior Secured Notes Equity Distribution.

5.2 Existing Preferred Interests – Class 8.

On the Effective Date, all Existing Preferred Interests shall be cancelled, and each holder of an Allowed Existing Preferred Interest shall receive, in full and final satisfaction of its Allowed Existing Preferred Interest, its Pro Rata share of:

(a) the Existing Interest Equity Distribution; and

(b) the New Warrants.

5.3 Other Existing Equity Interests – Class 9.

On the Effective Date, all Other Existing Equity Interests shall be cancelled, and holders of Other Existing Equity Interests shall receive no distribution on account of such Interests.

5.4 Subordinated Securities Claims – Class 10.

All Subordinated Securities Claims shall be cancelled, and holders of Subordinated Securities Claims shall receive no distribution on account of such Claims.

ARTICLE VI

NEW COMMON STOCK

6.1 Authorization and Issuance of New Common Stock.

As of the Effective Date, Reorganized Broadview shall authorize and issue one class of equity securities consisting of the New Common Stock, which shall be distributed in accordance with Sections 5.1 and 5.2 and other relevant provisions of the Plan to effectuate the Restructuring Transaction. In addition, as of the Effective Date, Reorganized Broadview shall authorize such shares of New Common Stock as may be required for the Management Equity Plan and the New Warrant Agreement, in accordance with Sections 5.2, 6.3 and 7.5 of the Plan.

6.2 New Stockholders Agreement and New Registration Rights Agreement.

(a) On and as of the Effective Date, Reorganized Broadview shall enter into and deliver the New Stockholders Agreement to each entity that is intended to be a party thereto and such agreement shall be deemed to be valid, binding and enforceable in accordance with its terms, and each party thereto shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized Broadview.

(b) On and as of the Effective Date, Reorganized Broadview shall enter into and deliver the New Registration Rights Agreement to each entity that is intended to be a party thereto and such agreement shall be deemed to be valid, binding and enforceable in accordance with its terms, and each party thereto shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized Broadview.

6.3 New Warrants.

On the Effective Date, Reorganized Broadview shall issue New Warrants pursuant to the New Warrant Agreement to the holders of Existing Preferred Interests, in accordance with Sections 5.2 and 7.1 of the Plan, which New Warrants shall conform to the terms set forth in the Plan Term Sheet.

ARTICLE VII

MEANS OF IMPLEMENTATION

7.1 Restructuring Transaction.

On or as of the Effective Date, the Distributions provided for under the Plan shall be effectuated pursuant to the following transactions (collectively, the “Restructuring Transaction”):

(a) pursuant to sections 1141(b) and (c) of the Bankruptcy Code, and except as otherwise provided in the Plan, the property of each Estate shall vest in the applicable Reorganized Debtor, free and clear of all Claims, liens, encumbrances, charges, and other Interests, except as provided in the Plan, the New Senior Secured Notes Indenture, the New ABL Agreement, the other Plan Documents or the Confirmation Order. The Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending case under any chapter or provision of the Bankruptcy Code, except as provided herein;

(b) all Existing Interests shall be deemed cancelled as of the Effective Date. Reorganized Broadview shall issue the New Common Stock pursuant to the terms of the Plan and enter into the New Stockholders Agreement;

(c) Reorganized Broadview shall issue the New Warrants to holders of Allowed Existing Preferred Interests, pursuant to the terms of Section 5.2 of the Plan, and enter into the New Warrant Agreement;

(d) the Debtors shall consummate the Plan by (i) making Distributions of the New Common Stock, New Warrants, and Cash, (ii) issuing the New Senior Secured Notes in accordance with the terms of the Plan, and (iii) entering into the New ABL Agreement, New Senior Secured Notes Indenture and the New Registration Rights Agreement; and

(e) the releases provided for herein, which are an essential element of the Restructuring Transaction, shall become effective.

7.2 Corporate Action.

The Debtors shall continue to exist as the Reorganized Debtors on and after the Effective Date, with all of the powers of corporations or limited liability companies, as the case may be, under applicable law. The certificates of incorporation or operating agreements, as applicable, of each Reorganized Debtor shall, inter alia, prohibit the issuance of nonvoting stock to the extent required by section 1123(a)(6) of the Bankruptcy Code. The adoption of any new or amended and restated operating agreements, certificates of incorporation and by-laws of each Reorganized Debtor and the other matters provided for under the Plan involving the corporate or entity structure of the Debtors or the Reorganized Debtors, as the case may be, or limited liability company or corporate action to be taken by or required of the Debtors or the Reorganized

Debtors, as the case may be, shall be deemed to have occurred and be effective as provided herein and shall be authorized and approved in all respects, without any requirement of further action by members, stockholders or directors of the Debtors or the Reorganized Debtors, as the case may be. Without limiting the foregoing, the Reorganized Debtors shall be authorized, without any further act or action required, to issue all New Common Stock and any instruments required to be issued hereunder, to undertake, consummate and execute and deliver any documents relating to the Restructuring Transaction and to undertake any action or execute and deliver any document contemplated under the Plan. The Confirmation Order shall provide that it establishes conclusive corporate or other authority, and evidence of such corporate or other authority, required for each of the Debtors and the Reorganized Debtors to undertake any and all acts and actions required to implement or contemplated by the Plan, including without limitation, the specific acts or actions or documents or instruments identified in this Section 7.2, and no board, member or shareholder vote shall be required with respect thereto.

7.3 Effectuating Documents and Further Transactions.

The Debtors and the Reorganized Debtors shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan, so long as such documents, contracts, instruments and other agreements are consistent with the Plan and the Restructuring Support Agreement.

7.4 Directors of the Reorganized Debtors.

As of the Effective Date, the New Board shall consist of those certain individuals, the names of which shall be set forth in the Plan Supplement. The members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, shall be deemed to have resigned as of the Effective Date, and shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date. Following the occurrence of the Effective Date, the board of directors of each Reorganized Debtor may be replaced by such individuals as are selected in accordance with the organizational documents of such Reorganized Debtor.

7.5 Management Equity Plan.

As of the Effective Date, the Reorganized Debtors shall adopt and implement the Management Equity Plan, substantially in the form set forth in the Plan Supplement.

7.6 General Distribution Mechanics.

(a) Distributions on Account of Allowed Claims Only. Notwithstanding anything herein to the contrary, no Distribution shall be made on account of a Disputed Claim until such Disputed Claim becomes an Allowed Claim.

(b) No Recourse. Except with respect to Claims which are Reinstated, no claimant shall have recourse to the Reorganized Debtors (or any property thereof), other than with regard to the enforcement of rights or Distributions under the Plan.

(c) Method of Cash Distributions. Any Cash payment to be made pursuant to the Plan will be in U.S. dollars and may be made by draft, check, or wire transfer, in the sole discretion of the Debtors or the Reorganized Debtors, or as otherwise required or provided in any relevant agreement or applicable law.

(d) Distributions on Non-Business Days. Any payment or Distribution due on a day other than a Business Day may be made, without interest, on the next Business Day.

(e) No Distribution in Excess of Allowed Amount of Claim. Notwithstanding anything to the contrary herein, no holder of an Allowed Claim shall receive in respect of such Claim any Distribution in excess of the Allowed amount of such Claim.

(f) Disputed Payments. If any dispute arises as to the identity of a holder of an Allowed Claim who is to receive any Distribution, the Reorganized Debtors may, in lieu of making such Distribution to such Person, make such Distribution into a segregated account until the disposition thereof shall be determined by Court order or by written agreement among the interested parties.

(g) Delivery of Distributions on Account of Senior Secured Notes Claims. Distributions on account of Senior Secured Notes Claims shall be made on the Effective Date by the Reorganized Debtors to the Senior Secured Notes Trustee. The Senior Secured Notes Trustee shall act as Distribution Agent and make applicable Distributions to holders of Senior Secured Notes Claims pursuant to the terms of the Plan.

(h) Delivery of Distributions on Account of Existing Preferred Interests. Distributions on account of Existing Preferred Interests shall be made on the Effective Date, or as soon as practicable thereafter, by the Reorganized Debtors, as Distribution Agent, to holders of Existing Preferred Interests pursuant to the terms of the Plan.

(i) Delivery of Distributions on Account of DIP Claims and ABL Facility Claims. Distributions on account of DIP Claims and ABL Facility Claims shall be made on the Effective Date by the Reorganized Debtors to the DIP Agent and the ABL Agent, respectively. The DIP Agent and the ABL Agent shall each act as Distribution Agents and distribute the relevant Distributions to holders of Allowed DIP Claims and Allowed ABL Claims, respectively, pursuant to the terms of the Plan.

(j) Unclaimed Property. The Reorganized Debtors or applicable Distribution Agent shall hold all Unclaimed Property (and all interest, dividends, and other distributions thereon), for the benefit of the holders of Claims entitled thereto under the terms of the Plan. At the end of one (1) year following the relevant Distribution Date of particular Cash, Senior Secured Notes, New Warrants or New Common Stock, the holders of Allowed Claims theretofore entitled to Unclaimed Property held pursuant to this section shall be deemed to have forfeited such property, whereupon all right, title and interest in and to such property shall immediately and irrevocably revest in the Reorganized Debtors, such holders shall cease to be entitled thereto and: (a) any such Unclaimed Property that is Cash (including Cash interest, maturities, dividends and the like) shall be property of the Reorganized Debtors free of any restrictions thereon; and (b) any Senior Secured Notes, New Warrants or New Common Stock that is Unclaimed Property shall be cancelled, or, with respect to New Warrants or New Common Stock, held as treasury shares at the Reorganized Debtors’ discretion. The Reorganized Debtors or the applicable Distribution Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records, proofs of Claim filed against the Debtors, or relevant registers maintained for such Claims.

(k) Distribution Minimum. Neither the Reorganized Debtors, nor any applicable Distribution Agent, shall have any obligation to make a distribution that is less than one (1) share of New Common Stock, one (1) New Warrant, or $20.00 in Cash.

7.7 Withholding Taxes.

Any federal or state withholding taxes or other amounts required to be withheld under any applicable law shall be deducted and withheld from any Distributions hereunder. All Persons holding Claims shall be required to provide any information necessary to effect the withholding of such taxes.

7.8 Exemption from Certain Transfer Taxes.

To the fullest extent permitted by applicable law, all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including the transfers effectuated under the Plan, the sale by the Debtors of any owned property pursuant to section 363(b) or 1123(b)(4) of the Bankruptcy Code, any assumption, assignment, and/or sale by the Debtors of their interests in unexpired leases of non-residential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, and the creation, modification, consolidation or recording of any mortgage pursuant to the terms of the Plan, the New ABL Agreement or the New Senior Secured Notes Indenture or ancillary documents, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code, and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

7.9 Exemption from Securities Laws.

The issuance of New Common Stock, New Warrants and New Senior Secured Notes pursuant to the Plan (including the New Common Stock issued under the Management Equity Plan) shall be exempt from any securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code.

7.10 Setoffs and Recoupments.

Each Reorganized Debtor, or such entity’s designee as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off and/or recoup against any Allowed Claim, and the distributions to be made pursuant to the Plan on account of such Allowed Claim, any and all claims, rights and causes of action that a Reorganized Debtor or its successors may hold against the holder of such

Allowed Claim after the Effective Date; provided, however, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights and causes of action that a Reorganized Debtor or its successor may possess against such holder.

7.11 Insurance Preservation and Proceeds.

Nothing in the Plan, including any releases, shall diminish or impair the enforceability of any policies of insurance that may cover claims against the Debtors or any other Person.

7.12 Solicitation of Debtors.

Notwithstanding anything to the contrary herein, each Debtor that would otherwise be entitled to vote to accept or reject this Plan as a holder of a Claim against or Interest in another Debtor shall not be solicited for voting purposes, and such Debtor will be deemed to have voted to accept this Plan.

ARTICLE VIII

EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

8.1 Discharge.

(a) Scope. Except as otherwise provided in the Plan or Confirmation Order, in accordance with section 1141(d)(1) of the Bankruptcy Code, entry of the Confirmation Order acts as a discharge, effective as of the Effective Date, of all debts of, Claims against, liens on, and Interests in the Debtors, their assets or properties, which debts, Claims, liens, and Interests arose at any time before the entry of the Confirmation Order. The discharge of the Debtors shall be effective as to each Claim, regardless of whether a proof of claim therefor was filed, whether the Claim is an Allowed Claim or whether the holder thereof votes to accept the Plan. On the Effective Date, as to every discharged Claim and Interest, any holder of such Claim or Interest shall be precluded from asserting against the Debtors, the Reorganized Debtors or the assets or properties of any of them, any other or further Claim or Interest based upon any document, instrument, act, omission, transaction or other activity of any kind or nature that occurred before the Confirmation Date.

(b) Injunction. In accordance with section 524 of the Bankruptcy Code, the discharge provided by this section and section 1141 of the Bankruptcy Code, inter alia, acts as an injunction against the commencement or continuation of any action, employment of process or act to collect, offset or recover the Claims, liens and Interests discharged hereby.

(c) Release of Liens. Unless a particular Claim is Reinstated: (i) each holder of a Secured Claim or a Claim that is purportedly secured (including an Other Secured Claim) shall, on or immediately before the Effective Date (or, in the case of Other Secured Claims treated pursuant to Section 4.6(c) of the Plan, on or prior to the date of the return of the relevant collateral) and as a condition to receiving any Distribution hereunder: (A) turn over and release to the Debtors, or the Reorganized Debtors, as applicable, any and all property of the Debtors or the Estates that secures or purportedly secures such Claim; and (B) execute such documents and instruments as the Debtors or the Reorganized Debtors require to evidence such claimant’s release of such property; and (ii) on the Effective Date (or such other date described in this subsection), all claims, right, title and interest in such property shall revert to the Reorganized Debtors free and clear of all Claims and Interests, including (without limitation) liens, charges, pledges, encumbrances and/or security interests of any kind. All liens of the holders of such Claims or Interests in property of the Debtors, the Estates, and/or the Reorganized Debtors shall be deemed to be canceled and released as of the Effective Date (or such other date described in this subsection). Notwithstanding the immediately preceding sentence, any such holder of a Disputed Claim shall not be required to execute and deliver such release of liens until ten (10) days after such Claim becomes an Allowed Claim or is Disallowed. To the extent any holder of a Claim described in the first sentence of this subsection fails to release the relevant liens as described above, the Reorganized Debtors may act as attorney-in-fact, on behalf of the holders of such liens, to provide any releases as may be required by any lender under the New ABL Facility or New Senior Secured Notes Indenture or for any other purpose.

(d) Cancellation of Stock/ Instruments. The Existing Interests, the ABL Facility, the DIP Facility, the Senior Secured Notes (each including any related credit agreement, indenture, security and guaranty agreements, interest rate agreements and commodity hedging agreements) and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors are not required to be surrendered and shall be deemed cancelled on the Effective Date provided, however, the Senior Secured Notes Indenture shall continue in effect solely for purposes of (i) allowing the Senior Secured Notes Trustee to make the Distributions to be made on account of the Senior Secured Notes, and (ii) permitting the Senior Secured Notes Trustee to assert its Indenture Trustee Charging Lien against such Distributions under the Plan for payment of the Indenture Trustee Fees.

8.2 Vesting and Retention of Causes of Action.

(a) Except as otherwise provided in the Plan (including, but not limited to, Section 8.4 of the Plan), on the Effective Date all property comprising the Estates (including, subject to any release provided for herein, any claim, right or cause of action which may be asserted by or on behalf of the Debtors, whether relating to the avoidance of preferences or fraudulent transfers under sections 544, 547, 548, 549 and/or 550 of the Bankruptcy Code or otherwise) shall be vested in the Reorganized Debtors free and clear of all Claims, liens, charges, encumbrances and interests of creditors and equity security holders, except for the rights to Distribution afforded to holders of certain Claims under the Plan. After the Effective Date, the Reorganized Debtors shall have no liability to holders of Claims and Interests other than as provided for in the Plan. As of the Effective Date, the Reorganized Debtors may operate each of their respective businesses and use, acquire and settle and compromise claims or interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and Confirmation Order.

(b) Except as otherwise provided in the Plan, or in any contract, instrument, release or other agreement entered into in connection with the Plan or by order of the Bankruptcy Court, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce any claims, rights and causes of action that the Debtors or the Estates may hold. The Reorganized Debtors or any successor thereto may pursue those claims, rights and causes of action in accordance with what is in its best interests and in accordance with its fiduciary duties.

8.3 Survival of Certain Indemnification Obligations.

The obligations of the Debtors to indemnify individuals who serve or served on or after the Petition Date as their respective directors, officers, agents, employees, representatives, and Professional Persons retained by the Debtors pursuant to the Debtors’ operating agreements, certificates of incorporation, by-laws, applicable statutes and preconfirmation agreements in respect of all present and future actions, suits and proceedings against any of such officers, directors, agents, employees, representatives, and Professional Persons retained by the Debtors, based upon any act or omission related to service with, for, or on behalf of the Debtors on or before the Effective Date, as such obligations were in effect at the time of any such act or omission, shall not be expanded, discharged or impaired by confirmation or consummation of the Plan but shall survive unaffected by the reorganization contemplated by the Plan and shall be performed and honored by the Reorganized Debtors regardless of such confirmation, consummation and reorganization, and regardless of whether the underlying claims for which indemnification is sought are released pursuant to the Plan.

8.4 Release of Claims.

(a) Satisfaction of Claims and Interests. The treatment to be provided for respective Allowed Claims or Interests pursuant to the Plan shall be in full and final satisfaction, settlement, release and discharge of such respective Claims or Interests.

(b) Debtor Releases. Except as otherwise expressly set forth in the Plan or the Confirmation Order, as of the Effective Date, for the good and valuable consideration provided by each of the Released Parties, the adequacy of which is hereby confirmed, including good faith settlement and compromise of the claims released herein and the services of the Debtors’ current officers, directors, managers and advisors in facilitation of the expeditious implementation of the transactions contemplated hereby, each Debtor and debtor in possession, and any person seeking to exercise the rights of the Debtors’ estates, including without limitation, the Reorganized Debtors, any successor to the Debtors, or any representative of the Debtors’ estates appointed or selected pursuant to sections 1103, 1104, or 1123(b)(3) of the Bankruptcy Code or under chapter 7 of the Bankruptcy Code, shall be deemed to conclusively, absolutely, unconditionally, irrevocably and forever release, waive and discharge and shall be deemed to have provided a full discharge and release to each Released Party and their respective property (and each such Released Party so released shall be deemed fully released and discharged by each Debtor, debtor in possession, and any person seeking to exercise the rights of the Debtors’ estates, including without limitation, the Reorganized Debtors, any successor to the Debtors, or any representative of the Debtors’ estates appointed or selected pursuant to sections 1103, 1104, or 1123(b)(3) of the Bankruptcy Code or under chapter 7 of the Bankruptcy Code) all claims (as such term “claim” is defined in section 101(5) of the Bankruptcy Code), obligations, debts, suits, judgments, damages, demands, rights, causes of action, remedies and liabilities whatsoever, (other than all rights, remedies and privileges to enforce the Plan, the Plan Supplement and the contracts, instruments, releases, indentures and other agreements or documents (including, without limitation, the Plan Documents) delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise that are based on, related to, or in any manner arising from, in whole or in part, any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims or Interests prior to or in the Reorganization Cases, the parties released pursuant to this Section 8.4(b), the Reorganization Cases, the Plan or the Disclosure Statement, or any related contracts, instruments, releases, agreements and documents, or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date , and that could have been asserted by or on behalf of the Debtors, the debtors in possession or their Estates, or any of their affiliates, whether directly, indirectly, derivatively or in any representative or any other capacity, individually or collectively, in their own right or on behalf of the holder of any Claim or Interest or other entity, against any Released Party; provided, however, that in no event shall anything in this Section 8.4(b) be construed as a release of any (i) Intercompany Claim or (ii) Person’s fraud, gross negligence, or willful misconduct, as determined by a Final Order, for matters with respect to the Debtors.

(c) Releases by Holders of Claims and Interests. Except as expressly set forth in the Plan or the Confirmation Order, on the Effective Date, to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each Releasing Party (regardless of whether such Releasing Party is a Released Party), in consideration for the obligations of the Debtors and the other Released Parties under the Plan, the Distributions provided for under the Plan, and the contracts, instruments, releases, agreements or documents executed and delivered in connection with the Plan and the Restructuring Transaction, will be deemed to have consented to the Plan for all purposes and the restructuring embodied herein and deemed to conclusively, absolutely, unconditionally, irrevocably and forever release, waive and discharge (and each entity so released shall be deemed released and discharged by the Releasing Parties) all claims (as such term “claim” is defined in section 101(5) of the Bankruptcy Code), obligations, debts, suits, judgments, damages, demands, rights, causes of action, remedies or liabilities whatsoever, including all derivative claims asserted or which could be asserted on behalf of a Debtor (other than all rights, remedies and privileges of any party under the Plan, and the Plan Supplement and the contracts, instruments, releases, agreements and documents (including, without limitation, the Plan Documents) delivered under or in connection with the Plan), including, without limitation, any claims for any such loss such holder may suffer, have suffered or be alleged to suffer as a result of the Debtors commencing the Reorganization Cases or as a result of the Plan being consummated, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based on, related to, or in any manner arising from, in whole or in part, any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Reorganization Cases, the purchase or sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Releasing Party, the restructuring of Claims or Interests prior to or in the Reorganization Cases, the Plan or the Disclosure Statement or any related contracts, instruments, releases, agreements and documents, or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, against any Released Party and its respective property; provided, however, that in no event shall anything in this Section 8.4(c) be construed as a release of any (i) Intercompany Claim or (ii) Person’s fraud, gross negligence, or willful misconduct, as determined by a Final Order, for matters with respect to the Debtors.

Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, of the releases in Sections 8.4(b) and (c), which includes by reference each of the related provisions and definitions contained herein, and further, will constitute the Bankruptcy Court’s finding that such releases are (i) in exchange for the good and valuable consideration provided by the Debtors and the other Released Parties, representing good faith settlement and compromise of the claims released herein, (ii) in the best interests of the Debtors and all holders of Claims and Interests, (iii) fair, equitable, and reasonable, (iv) approved after due notice and opportunity for hearing, and (v) a bar to any of the Releasing Parties asserting any claim or cause of action released by the Releasing Parties against any of the Debtors and the other Released Parties or their respective property.

Notwithstanding anything to the contrary contained herein, with respect to a Released Party that is a non-Debtor, nothing in the Plan or the Confirmation Order shall effect a release of any claim by the United States government or any of its agencies whatsoever, including without limitation, any claim arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States against such Released Party, nor shall anything in the Confirmation Order or the Plan enjoin the United States from bringing any claim, suit, action or other proceeding against such Released Party for any liability whatever, including without limitation, any claim, suit or action arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States, nor shall anything in the Confirmation Order or the Plan exculpate any non-Debtor party from any liability to the United States Government or any of its agencies, including any liabilities arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States against such Released Party.

Notwithstanding anything to the contrary contained herein, except to the extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, except with respect to a Released Party that is a Debtor, nothing in the Confirmation Order or the Plan shall effect a release of any claim by any state or local authority whatsoever, including without limitation, any claim arising under the environmental laws or any criminal laws of any state or local authority against any Released Party that is a non-Debtor, nor shall anything in the Confirmation Order or the Plan enjoin any state or local authority from bringing any claim, suit, action or other proceeding against any Released Party that is a non-Debtor for any liability whatever, including without limitation, any claim, suit or action arising under the environmental laws or any criminal laws of any state or local authority, nor shall anything in the Confirmation Order or the Plan exculpate any party from any liability to any state or local authority whatsoever, including any liabilities arising under the environmental laws or any criminal laws of any state or local authority against any Released Party that is a non-Debtor.

As to the United States, its agencies, departments or agents, nothing in the Plan or Confirmation Order shall discharge, release, or otherwise preclude: (i) any liability of the Debtors or Reorganized Debtors arising on or after the Effective Date; or (ii) any valid right of setoff or recoupment. Furthermore, nothing in the Plan or the Confirmation Order: (A) discharges, releases, or precludes any environmental liability that is not a claim (as that term is defined in the Bankruptcy Code), or any environmental claim (as the term “claim” is defined in the Bankruptcy Code) of a governmental unit that arises on or after the Effective Date; (B) releases the Debtors or the Reorganized Debtors from any non-dischargeable liability under environmental law as the owner or operator of property that such persons own or operate after the Effective Date; (C) releases or precludes any environmental liability to a governmental unit on the part of any Persons other than the Debtors and Reorganized Debtors; or (D) enjoins a governmental unit from asserting or enforcing outside this Court any liability described in this paragraph.

(d) Injunction. Except as otherwise provided in the Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Claims against or Interests in the Debtors or the Estates are, with respect to any such Claims or Interests, permanently enjoined after the Confirmation Date from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Reorganized Debtors, the Estates or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtors, the Reorganized Debtors, or the Estates or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Reorganized Debtors, or the Estates or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law; (v) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors, the Reorganized Debtors, the Estates or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; (vi) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, further, that the Releasing Parties are, with respect to Claims or Interests held by such parties, permanently enjoined after the Confirmation Date from taking any actions referred to in clauses (i) through (vi) above against the Released Parties or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the Released Parties or any property of any such transferee or successor; provided, however, that nothing contained herein shall preclude any Person from exercising its rights, or obtaining benefits, directly and expressly provided to such entity pursuant to and consistent with the terms of the Plan, the Plan Supplement and the contracts, instruments, releases, agreements and documents delivered in connection with the Plan.

All Persons releasing claims pursuant to Section 8.4(b) or (c) of the Plan shall be permanently enjoined, from and after the Confirmation Date, from taking any actions referred to in clauses (i) through (v) of the immediately preceding paragraph against any party with respect to any claim released pursuant to Section 8.4(b) or (c).

(e) Exculpation. None of the Released Parties shall have or incur any liability to any holder of any Claim or Interest for any prepetition or postpetition act or omission in connection with, or arising out of the Debtors’ restructuring, including without limitation, the negotiation and execution of the Plan, the Plan Documents, the Reorganization Cases, the Disclosure Statement, the dissemination of the Plan, the solicitation of votes for and the pursuit of the Plan, the consummation of the Plan, or the administration of the Plan or the property (including without limitation the New Common Stock, the New Senior Secured Notes, and any other security offered, issued or distributed in connection with the Plan) to be distributed under the Plan, including, without limitation, all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all prepetition or postpetition activities taken or omission in connection with the Plan or the restructuring of the Debtors except fraud, gross negligence or willful misconduct, each as determined by a Final Order. The Released Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, solely to the extent that it would contravene Rule 1.8(h)(1) of the New York Rules of Professional Conduct or any similar ethical rule of another jurisdiction, if binding on an attorney of a Released Party, no attorney of any Released Party shall be released by the Debtors or the Reorganized Debtors.

(f) Injunction Related to Exculpation. The Confirmation Order shall permanently enjoin the commencement or prosecution by any person or entity, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released pursuant to Section 8.4(e) of the Plan.

(g) Exclusive Jurisdiction. The Bankruptcy Court (and the United States District Court for the Southern District of New York) shall retain exclusive jurisdiction to adjudicate any and all claims or causes or action (i) against any Released Party, (ii) relating to the Debtors, the Plan, the Distributions, the New Common Stock, the Reorganization Cases, the

Restructuring Transaction, or any contract, instrument, release, agreement or document executed and delivered in connection with the Plan and the Restructuring Transaction, and (iii) brought by the Debtors (or any successor thereto) or any holder of a Claim or Interest.

8.5 Objections to Claims and Interests.

Unless otherwise ordered by the Bankruptcy Court, objections to Claims shall be filed and served on the applicable holder of such Claim not later than 120 days after the later to occur of: (a) the Effective Date; and (b) the filing of the relevant Claim. Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the claimant if the objecting party effects service in any of the following manners: (x) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (y) by first class mail, postage prepaid, on the signatory on the proof of claim as well as all other representatives identified in the proof of claim or any attachment thereto; or (z) by first class mail, postage prepaid, on any counsel that has appeared on the claimant’s behalf in the Reorganization Cases (so long as such appearance has not been subsequently withdrawn).

After the Confirmation Date, only the Reorganized Debtors shall have the authority to file, settle, compromise, withdraw, or litigate to judgment objections to Claims. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without Bankruptcy Court approval. Any Claims filed after any Bar Date, if applicable, shall be deemed Disallowed and expunged in their entirety without further order of the Bankruptcy Court or any action being required on the part of the Debtors or the Reorganized Debtors, unless the Person or entity wishing to file such untimely Claim has received prior Bankruptcy Court authority to do so.

8.6 Amendments to Claims.

After the Confirmation Date, a Claim for which an applicable Bar Date, if any, has passed may not be filed or amended without the authorization of the Bankruptcy Court. Unless otherwise provided herein, or otherwise consented to by the Debtors or Reorganized Debtors, any Claim or amendment to a Claim, which Claim or amendment is filed after the Confirmation Date, shall be deemed Disallowed in full and expunged without any action by the Debtors or Reorganized Debtors, unless the holder of such Claim has obtained prior Bankruptcy Court authorization for such filing.

8.7 Estimation of Claims.

Any Debtor, Reorganized Debtor or holder of a Claim may request that the Bankruptcy Court estimate any Claim pursuant to section 502(c) of the Bankruptcy Code for purposes of determining the Allowed amount of such Claim regardless of whether any Person has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim for purposes of determining the allowed amount of such Claim at any time. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim for allowance purposes, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, any objecting party may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another.

ARTICLE IX

EXECUTORY CONTRACTS

9.1 Executory Contracts and Unexpired Leases.

(a) On the Effective Date, all executory contracts and unexpired leases of the Debtors and/or the Estates shall be assumed by the Debtors and assigned to the Reorganized Debtors pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except: (i) any executory contracts and unexpired leases that are the subject of separate rejection motions filed pursuant to section 365 of the Bankruptcy Code by the Debtors before the entry of the Confirmation Order; and (ii) any executory contract or unexpired lease that is the subject of a Cure Dispute pursuant to Section 9.2 of the Plan and for which the Debtors or Reorganized Debtors, as the case may be, makes a motion to reject such contract or lease based upon the existence of such Cure Dispute filed at any time.

(b) Subject to subsection (a) above and Section 9.2 below, the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumption or rejection, as applicable, of executory contracts and unexpired leases the assumption or rejection of which is provided for in Section 9.1(a) of the Plan pursuant to sections 365 and 1123 of the Bankruptcy Code and such assumption or rejection shall be deemed effective as of the Effective Date.

9.2 Cure.

(a) At the election of the Reorganized Debtors, any monetary defaults under each executory contract and unexpired lease to be assumed under the Plan shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code, in one of the following ways: (i) by payment of the default amount (the “Cure Amount”) in Cash on or as soon as reasonably practicable after the later to occur of (A) thirty (30) days after the determination of the Cure Amount and (B) the Effective Date or such other date as may be set by the Bankruptcy Court; or (ii) on such other terms as agreed to by the Debtors or Reorganized Debtors and the non-Debtor party to such executory contract or unexpired lease.

(b) In the event of a dispute (each, a “Cure Dispute”) regarding: (i) the Cure Amount; (ii) the ability of the Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to the assumption of an executory contract or unexpired lease, the cure payment required by section 365(b)(1) of the Bankruptcy Code shall be made only following the entry of a Final Order resolving the Cure Dispute and approving the assumption of such executory contract or unexpired lease. If a Cure Dispute relates solely to the Cure Amount, the applicable Debtor may assume and/or assume and assign the subject contract or lease prior to resolution of the Cure Dispute, provided that the Debtors reserve Cash in an amount sufficient to pay the full amount asserted by the non-Debtor party to the subject contract (or such other amount as may be fixed or estimated by the Bankruptcy Court). Such reserve may be in the form of a book entry and evergreen in nature. The Debtors or Reorganized Debtors shall have the right at any time to move to reject any executory contract or unexpired lease based on the existence of a Cure Dispute.

ARTICLE X

CONDITIONS PRECEDENT TO

CONFIRMATION AND CONSUMMATION OF THE PLAN

10.1 Conditions Precedent to Confirmation.

Confirmation of the Plan is subject to:

(a) entry of the Confirmation Order, which shall be in form and substance reasonably satisfactory to the Debtors and the Required Consenting Noteholders; and

(b) the Plan Documents having been filed in substantially final form prior to the Confirmation Hearing, which Plan Documents shall be in form and substance reasonably satisfactory to the Debtors and the Required Consenting Noteholders, provided, that, the New Senior Secured Notes Indenture shall be substantially in the form attached to the Disclosure Statement, with all modifications to such form reasonably satisfactory to the Required Consenting Noteholders.

10.2 Conditions to the Effective Date.

It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article X hereof:

(a) the Confirmation Order in form and substance reasonably satisfactory to the Required Consenting Noteholders shall have been entered and shall have become a Final Order;

(b) the certificates of incorporation and by-laws of the Reorganized Debtors in form and substance satisfactory to the Required Consenting Noteholders shall have been amended or created as provided in the Plan;

(c) the New Board shall have been appointed;

(d) the Debtors shall have received all authorizations, consents, regulatory approvals, rulings or documents that are necessary to implement and effectuate the Plan;

(e) the New ABL Agreement and the New Senior Secured Notes Indenture, including all ancillary documents, opinions of counsel and closing certificates, in form and substance reasonably satisfactory to the Required Consenting Noteholders, shall have been executed and delivered;

(f) the Debtors shall have, or shall have received pursuant to the New ABL Facility, the requisite funding to make any Distributions required under the Plan to be made in Cash; and

(g) all other Plan Documents in form and substance reasonably satisfactory to the Required Consenting Noteholders required to be executed and delivered on or prior to the Effective Date shall have been executed and delivered, and, to the extent required, filed with the applicable governmental units in accordance with applicable laws, and shall be consistent in all respects with the Plan; and

(h) all of the reasonable, actual and documented fees and expenses of the Required Consenting Noteholders, including, but not limited to, the fees and expenses of Dechert LLP, their legal counsel, and FTI Consulting, Inc., their financial advisors, in accordance with the terms of the existing fee arrangements between such advisors and the Debtors, shall have been paid in full.

10.3 Waiver of Conditions Precedent.

Other than the requirement that the Confirmation Order must be entered, which cannot be waived, the requirement that a particular condition be satisfied may be waived in whole or part by the Debtors, with the consent of the Required Consenting Noteholders (which consent shall not be unreasonably withheld or delayed), without notice and a hearing, and the Debtors’ benefits under the “mootness doctrine” shall be unaffected by any provision hereof. The failure to satisfy or waive any condition may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including, without limitation, any act, action, failure to act or inaction by the Debtors). The failure of the Debtors to assert the non-satisfaction of any such conditions shall not be deemed a waiver of any other rights hereunder, and each such right shall be deemed an ongoing right that may be asserted or waived (as set forth herein) at any time or from time to time.

10.4 Effect of Non-Occurrence of the Conditions to Consummation.

If each of the conditions to confirmation and consummation of the Plan and the occurrence of the Effective Date has not been satisfied or duly waived on or before the first Business Day that is more than sixty (60) days after the Confirmation Date, or by such later date as is proposed by the Debtors and is reasonably approved by the Required Consenting Noteholders and, after notice and a hearing, by the Bankruptcy Court, upon motion by any party in interest made before the time that each of the conditions has been satisfied or duly waived, the Confirmation Order may be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if each of the conditions to consummation is either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated pursuant to this section, the Plan shall be null and void in all respects, and nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims against or Interests in the Debtors; or (b) prejudice in any manner the rights of the Debtors, including (without limitation) the right to seek a further extension of the exclusive periods to file and solicit votes with respect to a plan under section 1121(d) of their Bankruptcy Code.

10.5 Withdrawal of the Plan.

Subject to the reasonable consent of the Required Consenting Noteholders, which consent shall not be unreasonably withheld or delayed, the Debtors reserve the right to modify or revoke and withdraw the Plan at any time before the Confirmation Date or, if the Debtors are for any reason unable to consummate the Plan after the Confirmation Date, at any time up to the Effective Date. If the Debtors revoke and withdraw the Plan: (a) nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or to prejudice in any manner the rights of the Debtors or any Persons in any further proceeding involving the Debtors; and (b) the result shall be the same as if the Confirmation Order were not entered, the Plan was not filed and no actions were taken to effectuate it.

10.6 Cramdown.

Because certain Classes are deemed to have rejected the Plan, the Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

ARTICLE XI

ADMINISTRATIVE PROVISIONS

11.1 Retention of Jurisdiction.

(a) Purposes. Notwithstanding confirmation of the Plan or occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction as is legally permissible, including, without limitation, for the following purposes:

(i) to determine the allowability, classification, or priority of Claims upon objection by the Reorganized Debtors or any other party in interest entitled hereunder to file an objection (including the resolution of disputes regarding any Disputed Claims and claims for disputed Distributions), and the validity, extent, priority and nonavoidability of consensual and nonconsensual liens and other encumbrances;

(ii) to issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order, or any other order of the Bankruptcy Court, to issue such orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to herein, and to determine all matters that may be pending before the Bankruptcy Court in the Reorganization Cases on or before the Effective Date with respect to any Person;

(iii) to protect the property of the Estates from claims against, or interference with, such property, including actions to quiet or otherwise clear title to such property or to resolve any dispute concerning liens, security interest or encumbrances on any property of the Estate;

(iv) to determine any and all applications for allowance of Fee Claims;

(v) to determine any Priority Tax Claims, Other Priority Claims, Administrative Claims or any other request for payment of claims or expenses entitled to priority under section 507(a) of the Bankruptcy Code;

(vi) to resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan and the making of Distributions hereunder;

(vii) to determine any and all motions related to the rejection, assumption or assignment of executory contracts or unexpired leases, to determine any motion to reject an executory contract or unexpired lease pursuant to Section 9.1(a) of the Plan or to resolve any disputes relating to the appropriate cure amount or other issues related to the assumption of executory contracts or unexpired leases in the Reorganization Cases;

(viii) to determine all applications, motions, adversary proceedings, contested matters, actions, and any other litigated matters instituted in and prior to the closing of the Reorganization Cases, including any remands;

(ix) to enter a Final Order closing the Reorganization Cases;

(x) to modify the Plan under section 1127 of the Bankruptcy Code, remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

(xi) to issue such orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law, with respect to any Person, to the full extent authorized by the Bankruptcy Code;

(xii) to enable the Reorganized Debtors to prosecute any and all proceedings to set aside liens or encumbrances and to recover any transfers, assets, properties or damages to which the Debtors may be entitled under applicable provisions of the Bankruptcy Code or any other federal, state or local laws except as may be waived pursuant to the Plan;

(xiii) to determine any tax liability pursuant to section 505 of the Bankruptcy Code;

(xiv) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(xv) to resolve any disputes concerning whether a Person had sufficient notice of the Reorganization Cases, any applicable Bar Date, the hearing to consider approval of the Disclosure Statement or the Confirmation Hearing or for any other purpose;

(xvi) to resolve any dispute or matter arising under or in connection with any order of the Bankruptcy Court entered in the Reorganization Cases;

(xvii) to hear and resolve any causes of action involving the Debtors, the Reorganized Debtors or the Estates that arose prior to the Confirmation Date or in connection with the implementation of the Plan, including actions to avoid or recover preferential transfers or fraudulent conveyances;

(xviii) to resolve any disputes concerning any release of a nondebtor hereunder or the injunction against acts, employment of process or actions against such nondebtor arising hereunder;

(xix) to approve any Distributions, or objections thereto, under the Plan;

(xx) to approve any Claims settlement entered into or offset exercised by the Debtors or Reorganized Debtors; and

(xxi) to determine such other matters, and for such other purposes, as may be provided in the Confirmation Order, or as may be authorized under provisions of the Bankruptcy Code;

provided, however, notwithstanding anything to the contrary in the Plan or the Confirmation Order, after the Effective Date, the Bankruptcy Court’s retention of jurisdiction shall not govern the enforcement of the loan documentation executed in connection with the New ABL Agreement or the New Senior Secured Notes Indenture, any of the documentation related thereto or any other document in the Plan Supplement that has a choice of venue provision, which provision shall govern exclusively.

(b) Failure of the Bankruptcy Court to Exercise Jurisdiction. If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Reorganization Cases, then Section 11.1(a) of the Plan shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

11.2 Governing Law.

Except to the extent the Bankruptcy Code, Bankruptcy Rules, or other federal laws apply and except for Reinstated Claims governed by another jurisdiction’s law, the rights and obligations arising under the Plan shall be governed by the laws of the State of New York, without giving effect to principles of conflicts of law.

11.3 Time.

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

11.4 Retiree Benefits.

On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits (within the meaning of, and subject to the limitations of, section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtors had obligated themselves to provide such benefits. Nothing herein shall: (a) restrict the Debtors’ or the Reorganized Debtors’ right to modify the terms and conditions of the retiree benefits, if any, as otherwise permitted pursuant to the terms of the applicable plans, non-bankruptcy law, or section 1114(m) of the Bankruptcy Code; or (b) be construed as an admission that any such retiree benefits are owed by the Debtors.

11.5 Amendments.

(a) Preconfirmation Amendment. The Debtors may modify the Plan at any time prior to the entry of the Confirmation Order provided that the Plan, as modified, and the disclosure statement pertaining thereto meet applicable Bankruptcy Code requirements and each such modification is reasonably satisfactory to the Required Consenting Noteholders.

(b) Postconfirmation Amendment Not Requiring Resolicitation. After the entry of the Confirmation Order, the Debtors may modify the Plan to remedy any defect or omission or to reconcile any inconsistencies in the Plan or in the Confirmation Order, as may be necessary to carry out the purposes and effects of the Plan, provided that the Debtors obtain approval of the Bankruptcy Court for such modification, after notice and a hearing, and each such modification is reasonably satisfactory to the Required Consenting Noteholders. Any waiver under Section 10.3 hereof shall not be considered to be a modification of the Plan.

(c) Postconfirmation/Preconsummation Amendment Requiring Resolicitation. After the Confirmation Date and before substantial consummation of the Plan, the Debtors may modify the Plan in a way that materially and adversely affects the interests, rights, treatment, or Distributions of a Class of Claims or Interests, provided that: (i) the Plan, as modified, meets applicable Bankruptcy Code requirements; (ii) the Debtors obtain Court approval for such modification, after notice and a hearing; (iii) such modification is accepted by the holders of at least two-thirds in amount, and more than one-half in number, of Allowed Claims or Interests voting in each Class affected by such modification; and (iv) the Debtors comply with section 1125 of the Bankruptcy Code with respect to the Plan as modified.

11.6 Successors and Assigns.

The rights, benefits, and obligations of any Person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, successors and/or assigns of such Person.

11.7 Confirmation Order and Plan Control.

To the extent the Plan is inconsistent with the Disclosure Statement or any other agreement entered into between the Debtors and any party, the Plan controls the Disclosure Statement and any other such agreements. To the extent that the Plan is inconsistent with the Confirmation Order, the Confirmation Order (and any other orders of the Bankruptcy Court) control the Plan.

11.8 Creditors’ Committee.

As of the Effective Date, the duties of the Creditors’ Committee, if any, shall terminate, except with respect to the pursuit of or objection to any Fee Claims.

11.9 Termination of Professionals.

On the Effective Date, the engagement of each Professional Person retained by the Debtors and the Creditors’ Committee shall be terminated without further order of the Bankruptcy Court or act of the parties; provided, however, (a) such Professional Persons shall be entitled to prosecute their respective Fee Claims and represent their respective constituents with respect to applications for payment of such Fee Claims, and (b) nothing herein shall prevent the Reorganized Debtors from retaining any such Professional Person on or after the Effective Date, which retention shall not require Bankruptcy Court approval.

11.10 Hart-Scott-Rodino Antitrust Improvements Act.

Any New Common Stock to be distributed under the Plan to an entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any similar state laws or regulations, shall not be distributed until the notification and waiting periods applicable under such Act to such entity shall have expired or been terminated. In the event any applicable notification and waiting periods do not expire without objection, the Debtors or their agent shall, in their sole discretion, be entitled to sell such entity’s shares of New Common Stock that were to be distributed under the Plan to such entity, and thereafter shall distribute the proceeds of the sale to such entity.

11.11 Notices.

All notices or requests in connection with the Plan shall be in writing and will be deemed to have been given when received by mail and addressed to:

(a) if to the Debtors:

Broadview Networks Holdings, Inc.

800 Westchester Avenue

Rye Brook, New York 10573

Attention: Charles C. Hunter, Esq.

with copies to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Rachel C. Strickland, Esq.

                   Jennifer J. Hardy, Esq.

Telecopy: (212) 728-8111

E-mail:     rstrickland@willkie.com

                 jhardy2@willkie.com

(b)	if to the Required Consenting Noteholders:

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036

Attention: Michael J. Sage, Esq.

                   Michael H.M. Brown, Esq.

Telecopy: (212) 698-3599

E-mail:     michael.sage@dechert.com

                 michael.brown@dechert.com

(c)	if to the DIP Agent or the ABL Agent:

[    ]

with copies to:

[    ]

11.12 Reservation of Rights.

Except as expressly set forth herein, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order. None of the filing of the Plan, any statement or provision contained herein, or the taking of any action by the Debtors with respect to the Plan shall be or shall be deemed to be, an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

Dated:                  , 2012

New York, New York

Respectfully submitted,

BROADVIEW NETWORKS HOLDINGS, INC., a Delaware corporation, on behalf of itself and its subsidiaries

By:
Name:
Title: